Exhibit 10.1

TEXAS PIPELINE PROJECT

THROUGHPUT AND DEFICIENCY AGREEMENT

Dated as of May 9, 2008

By and Among

MOTIVA ENTERPRISES LLC

And

MAGELLAN PIPELINE COMPANY, L.P.,

And

MAGELLAN TERMINALS HOLDINGS, L.P.

And

MAGELLAN PIPELINES HOLDINGS, L.P.

This Throughput and Deficiency Agreement (“Agreement”) is made and entered into this 9th day of May, 2008 by and among the following Delaware limited partnerships: MAGELLAN PIPELINE COMPANY, L.P. (“MAGELLAN PIPELINE”), MAGELLAN PIPELINES HOLDINGS, L.P. (“MPH”), and MAGELLAN TERMINALS HOLDINGS, L.P. (“MTH”), all with offices at One Williams Center, Tulsa, OK 74172; and MOTIVA ENTERPRISES LLC, a Delaware Limited Liability Company (“MOTIVA”), with offices at 700 Milam Street, 11th Floor, Houston, TX 77002. (MAGELLAN PIPELINE, MPH, MTH and MOTIVA may from time to time be referred to individually as a “Party” or collectively as the “Parties”. MAGELLAN PIPELINE, MPH and MTH may, together, be referred to as the “MAGELLAN Parties”). Except where expressly provided in this Agreement, in the event of any conflict between this Agreement (including any exhibits attached thereto) and the Tariff (as defined in this Agreement), the Tariff will prevail. The MAGELLAN Parties agree that, except as required by Law, they will not make a change in the Tariff that would be inconsistent with the express terms of this Agreement without MOTIVA’s prior approval.

WITNESSETH:

WHEREAS, MAGELLAN PIPELINE and/or MPH contemplates constructing or acquiring and operating a Products pipeline of at least 16” diameter originating at a site on or adjacent to the TEPPCO Port Arthur, Texas Products terminal in Jefferson County, Texas (the “TEPPCO Terminal”) for which MAGELLAN PIPELINE and/or MPH, as applicable, shall negotiate with TEPPCO in good faith to allow for its full commercial use and operation for connections to the Port Arthur Pipeline and will include a MAGELLAN PIPELINE-operated custody transfer meter and pump (the “Port Arthur Origin Point”) and will be available for connection to the TEPPCO Terminal for the receipt and delivery of Product from TEPPCO as well as any facilities necessary to connect the Magellan Products pipeline to said Port Arthur Origin Point and terminating at the MAGELLAN PIPELINE-operated terminal located at 7901 Wallisville Road in east Houston, Texas (“East Houston Terminal”), which Products pipeline would be capable of moving approximately two hundred thousand (200,000) Barrels per day of Products manufactured by the MOTIVA Port Arthur Refinery (the “Port Arthur Pipeline”);

WHEREAS, MTH is the owner of the East Houston Terminal and MAGELLAN PIPELINE controls and operates that facility, including the Product tankage and loading rack at such terminal. MAGELLAN PIPELINE also operates a Products pipeline in Texas, originating at the East Houston Terminal (and including the Hearne and MAGELLAN PIPELINE South pipelines) and capable of transporting MOTIVA’S Products northward from the East Houston Terminal and delivering such products to multiple destinations in Texas, including Motiva’s Dallas terminal, Waco, Reagan, and Hearne, Texas (the “North Pipeline System”);

WHEREAS, the East Houston Terminal and the North Pipeline System shall, on the Service Commencement Date, be capable of providing Motiva with leased storage for three hundred thousand (300,000) Barrels of Product in the Product-specific amounts more fully described in Exhibit A of this Agreement (“Leased Storage”);

WHEREAS, MAGELLAN PIPELINE and/or any MAGELLAN Party, as applicable, contemplates constructing or acquiring and operating a Products pipeline of at least 8” diameter, originating at the East Houston Terminal and terminating at MOTIVA’S Pasadena, Texas Products terminal at a connection point and facilities provided by MOTIVA, and capable of moving up to fifty thousand (50,000) Barrels of Product per day (the “Pasadena Pipeline”);

WHEREAS, MAGELLAN PIPELINE contemplates constructing or acquiring the Port Arthur Pipeline and the Pasadena Pipeline, expanding the gasoline and distillate truck loading rack at the East Houston Terminal (the “East Houston Terminal Loading Rack”), and providing the Leased Storage and North Pipeline System capacity to MOTIVA no later than the Service Commencement Date;

WHEREAS, MOTIVA is a refining and marketing company that owns refinery facilities located at Port Arthur, Texas in Jefferson County, which facilities will originate Product shipments through the TEPPCO Terminal to the Port Arthur Origin Point;

WHEREAS, MOTIVA desires to facilitate the connection of the Pasadena Pipeline to its Pasadena, Texas Products terminal and to originate the transportation of Products from the Port Arthur Origin Point through the MAGELLAN Facilities pursuant to Throughput Fees.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, and of other good and valuable consideration the receipt, adequacy and sufficiency of which are acknowledged, and intending to be legally bound hereby, MAGELLAN PIPELINE, MPH, MTH and MOTIVA agree as follows:

SECTION 1

DEFINITIONS

Unless otherwise required by the content, the terms defined in this SECTION 1 shall have, for all purposes of this Agreement, the respective meanings set forth in this Section. All Section numbers used in this Agreement refer to Sections of this Agreement unless otherwise specifically described:

“Agreement” shall mean this Throughput and Deficiency Agreement and all exhibits hereto as originally executed or as may from time to time be supplemented or amended by agreement of the Parties.

“Barrel” or “BBL” shall mean 42 United States standard gallons at 60 degrees Fahrenheit.

“bpd” or “BPD” shall mean Barrels per day.

“Contract Year” shall mean the period beginning on the Service Commencement Date or any anniversary thereof and ending 365 consecutive days (366 consecutive days in the case a period has February 29th) later.

“Deficiency Payment” shall have the meaning set forth in Section 5.2.

“East Houston Terminal” shall have the meaning set forth in the first WHEREAS clause of this Agreement.

“East Houston Terminal Loading Rack” shall have the meaning set forth in the fifth WHEREAS clause of this Agreement.

“Effective Date” shall mean the date first set forth above in this Agreement.

“Force Majeure” shall have the meaning set forth in Section 16.1.

“Governmental Authority” shall mean governmental agencies (including courts), local, state, and federal, having jurisdiction over the services to be provided, including the applicable MAGELLAN Facilities with which the services will be provided, under this Agreement.

“Law” shall mean all applicable local, state and federal constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, regulations, codes, and ordinances issued by any Governmental Authority, and including judicial or administrative orders, consents, decrees, and judgments, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Party, whether in effect as of the date hereof or thereafter and, in each case, as amended.

“Leased Storage” shall have the meaning set forth in the third WHEREAS clause of this Agreement. The form of agreement by which such Leased Storage will be provided pursuant to this Agreement is attached hereto as Exhibit A (the “Leased Storage Agreement”).

“Leased Storage Agreement” shall have the meaning set forth in the preceding definition in this Agreement.

“MAGELLAN Facilities” shall mean the Port Arthur Pipeline, the East Houston Terminal, the East Houston Terminal Loading Rack, the Pasadena Pipeline, the North Pipeline System, and the Port Arthur Origin Point facilities.

“Minimum Annual Revenue” shall have the meaning set forth in Section 5.

“Minimum Total Revenue” shall have the meaning set forth in Section 5.

“MOTIVA Port Arthur Refinery” shall have the meaning set forth in the sixth WHEREAS clause of this Agreement.

“North Pipeline System” shall have the meaning set forth in the second WHEREAS clause of this Agreement.

“Parties” shall mean MAGELLAN PIPELINE, MPH, MTH and MOTIVA or their permitted assigns, and “Party” shall mean any one of the Parties as the case may be.

“Pasadena Pipeline” shall have the meaning set forth in the fourth WHEREAS clause of this Agreement.

“Port Arthur Origin Point” shall have the meaning set forth in the first WHEREAS clause of this Agreement.

“Port Arthur Pipeline” shall have the meaning set forth in the first WHEREAS clause of this Agreement.

“Product” or “Products” shall mean gasoline and distillates which meet the required specifications established pursuant to MAGELLAN PIPELINE’S Tariff and are shipped to any one of the following destinations: East Houston Terminal; MOTIVA’s Pasadena, Texas Products terminal; and the following destinations in Texas on the North Pipeline System: Hearne; Reagan; Waco; Motiva’s Dallas terminal; and Fort Worth, to the extent it is added to this Agreement. The Magellan Parties shall endeavor in good faith to accommodate product grade changes requested by MOTIVA.

“Related Party” or “Related Parties” means, with respect to a Party, any corporation, partnership, limited liability company, trust, or other entity or person controlling, controlled by, or under common control with that Party. The term “control” (including the terms “controlled by” or “under common control with”) means the possession of the power to direct or cause the direction of the management and policies of a person, whether through ownership, by contract, or otherwise (including acting as a general partner of a limited partnership). Notwithstanding the foregoing, for the purposes of this Agreement: (a) The MAGELLAN Parties and MOTIVA shall not be deemed to be Related Parties of one another; and (b) Related Parties of MOTIVA shall include, but shall not be limited to, Saudi Refining Company Inc., Shell Trading (US) Company, Shell Oil Products US, and Deer Park Refining Limited Partnership.

“Service Commencement Date” means the following: The MAGELLAN Parties will give MOTIVA written notice sixty (60) days in advance of the date that the MAGELLAN Facilities are expected to be ready to commence commercial service with respect to the receipt, transportation, storage, handling, loading and delivery of Products (the “Magellan Completion Date”). The MAGELLAN Parties will also give MOTIVA written notice thirty (30) days in advance of the Magellan Completion Date. MOTIVA will give MAGELLAN written notice sixty (60) days in advance of the date that the MOTIVA Facilities are expected to be ready to commence commercial service with respect to the receipt, transportation, storage, handling, loading and delivery of Products (the “MOTIVA Completion Date”). MOTIVA will also give MAGELLAN written notice thirty (30) days in advance of the MOTIVA Completion Date. The Service Commencement Date will commence fifteen (15) days after the “Completion Date” as hereinafter defined. The Completion Date shall be the earlier of: (a) the date that the MAGELLAN Facilities, the TEPPCO Terminal, and MOTIVA’s Port Arthur Refinery expansion are ready to commence commercial service with respect to the receipt, transportation, storage, handling, loading and delivery of Products in accordance with this Agreement; or (b) March 31, 2011. If the MAGELLAN Facilities are not ready to commence commercial service with respect to the receipt, transportation, storage, handling, loading and delivery of Products by March 31, 2011, this Agreement will remain in effect and the Minimum Annual Revenue will be reduced by an amount that equates to the reduced volume(s) of Product that MOTIVA is unable to transport and/or throughput at such of the MAGELLAN Facilities that are not then ready to commence such commercial service (up to the minimum, initial Forecasted Volumes set forth in Section 5.1 with respect to such facilities). If MOTIVA is not ready to commence commercial service with respect to the receipt, transportation, storage, handling, loading and delivery of Products on the Completion Date, this Agreement and MOTIVA’s Minimum Annual Revenue and Minimum Total Revenue obligations will remain in effect. Any Throughput Fees paid to the MAGELLAN Parties prior to the Service Commencement Date shall be deducted from the Minimum Total Revenue requirement; however, the Minimum Annual Revenue Requirement shall not begin until the Service Commencement Date. Notwithstanding anything in this Agreement to the contrary, during the period commencing on the Effective Date and ending on the day immediately preceding the Service Commencement Date, MOTIVA will receive credit for each dollar of tariff revenue generated for MAGELLAN PIPELINE from barrels of MOTIVA’s gasoline and distillates (that meet the required specifications established for the

North Pipeline System) that MOTIVA tenders into such North Pipeline System at either the East Houston Terminal or at Galena Park in Houston (at the MTH Galena Park terminal or the MAGELLAN Pipeline Kinder-Morgan connection) for delivery to the East Houston Terminal, and or Regan, or to MOTIVA’s terminals at Hearne, Waco or Dallas. The total amount of such credit shall be deducted from the Minimum Total Revenue requirement.

“Tariff” shall mean the MAGELLAN PIPELINE incentive tariff (whether one or more) to be tendered for filing with the Texas Railroad Commission by MAGELLAN PIPELINE for purposes of performing the transportation services specified under this Agreement from the Port Arthur Origin Point, including all current and future supplements to and successive issues thereof. The material terms that will be reflected in the Tariff are set forth in attached Exhibit B. Notwithstanding anything in this Agreement to the contrary, in no event during the Term hereof: (a) shall the Tariff from the Port Arthur Origin Point exceed one hundred five percent (105%) of the MAGELLAN PIPELINE base tariff from East Houston on the North Pipeline System respectively to Hearne, Reagan or Waco; or (b) shall the Tariff from Port Arthur on the North Pipeline System to Motiva’s Dallas terminal exceed Explorer Pipeline’s base tariff from Pasadena to Motiva’s Dallas terminal. In the event the Tariff from the Port Arthur Origin Point exceeds one hundred five percent (105%) of the MAGELLAN PIPELINE base tariff from East Houston on the North Pipeline System respectively to Hearne, Reagan or Waco or the Tariff from Port Arthur on the North Pipeline System to Motiva’s Dallas terminal exceeds Explorer Pipeline’s base tariff from Pasadena to Motiva’s Dallas terminal, Motiva’s rate shall be adjusted to incorporate such lower rates, and the Minimum Annual Revenue commitment shall be adjusted to reflect such lower rates. The MAGELLAN Parties specifically reserve the right to file higher, non-incentive tariffs from the Port Arthur Origin Point to the destinations described above on the North Pipeline System.

“TEPPCO Terminal” shall have the meaning set forth in the first WHEREAS clause of this Agreement.

“Term” shall have the meaning set forth in SECTION 2.

“Terminalling Agreement” shall mean the form of terminalling agreement attached hereto as Exhibit C by which MOTIVA and/or the MOTIVA Related Parties shall agree to any terminalling services at a MAGELLAN PIPELINE terminal on its North Pipeline System and at the East Houston Terminal Loading Rack.

“Throughput Fee” shall have the meaning set forth in Section 10.

SECTION 2

TERM

Initial Term. The initial term of this Agreement (“Initial Term”) shall commence on the Effective Date and, unless terminated earlier in accordance with express provisions of this Agreement, shall terminate on the fifteenth (15th) anniversary of the Service Commencement Date.

Renewal Terms. Following the Initial Term, this Agreement may continue thereafter for successive five (5) year periods upon mutual agreement of the Parties (each, a “Renewal Term”). Either Party interested in continuing the Agreement for a Renewal Term shall notify the other Party in writing of such interest at least three (3) years prior to the expiration of the Initial Term or any Renewal Term. In the absence of mutual agreement to continue this Agreement it shall expire at the termination of the Initial Term or the current Renewal Term.

SECTION 3

CONSTRUCTION

3.1 Subject to the terms and conditions of this Agreement, including without limitation, MOTIVA’S satisfaction of its obligations set forth in the second paragraph of this section, the MAGELLAN Parties, at their sole cost and expense, will acquire or construct the Port Arthur Pipeline, the Port Arthur Origin Point, and the Pasadena Pipeline, will expand the East Houston Terminal Loading Rack by constructing one proprietary gasoline additive tank for Motiva’s use, one additional lane, in addition to the two existing lanes, to load Product and to blend ethanol into gasoline, with at least two of the lanes capable of loading gasoline, and will construct a ten-inch (10”) diameter pipeline from the Frost terminal to the Hearne pipeline in order to move Product from Frost to

Waco, Reagan and Hearne, such that the MAGELLAN Facilities will have sufficient capacity to receive and deliver the volumes of MOTIVA’S Products as outlined in Section 5.1 by the Service Commencement Date.

MOTIVA shall, at its sole obligation and expense: (a) grant, at no cost to the MAGELLAN Parties, mutually agreed-upon easements, licenses, and rights on the premises of MOTIVA’s Pasadena, Texas Products terminal for the MAGELLAN Parties to construct, maintain and operate all connection and other facilities, up to and including the meter, necessary to connect the proposed Pasadena Pipeline to MOTIVA’S Pasadena, Texas Products terminal; (b) facilitate the granting of such easements, licenses, and rights at, and for, the Port Arthur Origin Point as are necessary for the MAGELLAN Parties to access, construct, maintain and operate the Port Arthur Origin Point. The MAGELLAN Parties shall not enter into any Connection Agreement with the TEPPCO Terminal containing connection fees without the prior consent of MOTIVA. MOTIVA, upon agreement to the terms of such Connection Agreement, shall pay and/or reimburse any such connection fees. It is understood by the Parties that the MAGELLAN Parties shall not be responsible for the construction, maintenance, and/or operation of any facilities upstream of the meter and main line pump at the Port Arthur Origin Point. Such connection at MOTIVA’s Pasadena, Texas Product terminal will be signified and governed by connection agreements in the form attached hereto as Exhibit 3.1. Without limitation of the foregoing, MOTIVA’s costs and obligations include responsibility for installing and maintaining at its Pasadena terminal all necessary facilities to connect from the MAGELLAN Parties’ meter station at such terminal to MOTIVA’s Pasadena terminal. It is understood by the Parties that the Magellan Parties, shall not be responsible for providing the facilities, rights and agreements necessary to connect MOTIVA’s Port Arthur refinery to the Port Arthur Origin Point.

3.2 The Port Arthur Pipeline, Pasadena Pipeline and North Pipeline System will be a part of a common carrier pipeline system and MAGELLAN PIPELINE’S obligations and duties as a common carrier to handle and carry volumes of Product received from MOTIVA, as well as its obligation and duties to all shippers which tender products, shall be determined pursuant to the Tariff.

3.3 MAGELLAN PIPELINE and MOTIVA, and their respective contractors, shall actively and regularly discuss, on an ongoing basis, the design and construction of the connection/custody transfer facilities for the Port Arthur Pipeline at the Port Arthur Origin Point and for the Pasadena Pipeline at MOTIVA’S Pasadena, Texas Products terminal, including, without limitation, current activities, projected timelines and subcontractor status, in each case in an advisory and cooperative capacity only. Additionally, MAGELLAN and MOTIVA shall actively discuss, on an ongoing basis during the Term of this Agreement, material operational issues relating to such connection facilities, including, without limitation, planned maintenance. Nothing herein shall be construed as MOTIVA directing or controlling the design and construction and/or operation of the Port Arthur Pipeline or the Pasadena Pipeline.

3.4 The design and construction of MAGELLAN Facilities and the MOTIVA facilities at the connection points to be constructed or expanded pursuant to this Agreement shall materially comply with all Law and generally-accepted industry standards.

3.5 As of the Effective Date, MAGELLAN shall begin project design, permitting, engineering and other work with respect to such MAGELLAN Facilities to be acquired or constructed, expanded or otherwise made commercially ready for use pursuant to this Agreement and shall endeavor in good faith to cause the MAGELLAN Facilities to be ready to begin receiving and transporting Product by the Completion Date, provided that such date shall be extended by any period of Force Majeure, by delays due to regulatory matters or inclement weather, or as may otherwise be agreed in writing by the Parties. MAGELLAN will inform MOTIVA on a quarterly basis and, beginning in 2009, on a monthly basis of anticipated delays in construction of the MAGELLAN Facilities, the nature and extent of such delays, and plans to mitigate such delays. MAGELLAN will also provide MOTIVA with monthly written updates on project progress.

3.6 In the event the MAGELLAN Parties are unable to obtain government and/or regulatory permits and/or approvals necessary to begin construction by January 1, 2010, the MAGELLAN Parties will notify MOTIVA and provide reasonable detail relating to the status and issues concerning such permits/approvals. MOTIVA shall have the option to terminate this Agreement with no penalty or payment obligation to the MAGELLAN Parties provided that such option to terminate is exercised, with notice thereof to the MAGELLAN Parties, within sixty (60) days of the notice from the MAGELLAN Parties.

SECTION 4

OPERATION

4.1 Subject to and without limitation of the terms and conditions of this Agreement, beginning as of the Completion Date, the MAGELLAN Parties shall, at their sole cost and expense, operate and maintain or cause to be operated and maintained, the MAGELLAN Facilities in material compliance with all Law and generally-accepted industry standards. During the Term of this Agreement, the MAGELLAN Parties will endeavor in good faith (a) to provide MOTIVA with annual schedules of the MAGELLAN Parties’ expected major maintenance activities planned for the MAGELLAN Facilities and (b) to operate the MAGELLAN Facilities and make available adequate personnel, materials and services so as not to disrupt the flow of ratable deliveries from MOTIVA. Provided that MOTIVA provides the MAGELLAN Parties with notice reasonably in advance of any turn-around or other major maintenance scheduled for the MOTIVA Port Arthur Refinery, the MAGELLAN Parties will endeavor in good faith to undertake major maintenance on the MAGELLAN Facilities during the same maintenance period as MOTIVA’s Port Arthur Refinery.

4.2 Product transported through the MAGELLAN Facilities for MOTIVA may be commingled with substantially similar product of other shippers and shall be subject to reasonable changes in quality and other characteristic as may result from such intermixing, except MOTIVA’s TxLED distillate stored in tankage will not be intermixed with ULSD but may be commingled with any product specifically designated as TxLED by the Texas Commission on Environmental Quality.

SECTION 5

REVENUE COMMITMENT AND DEFICIENCIES

5.1 As an inducement to the MAGELLAN Parties to enter into this Agreement, subject to the terms and conditions set out in this Agreement, including Section 10 concerning Throughput Fees, MOTIVA agrees to transport or throughput, or to cause the transportation or throughput of, ratable volumes of Product through the MAGELLAN Facilities as will generate for the MAGELLAN Parties a minimum annual revenue for each Contract Year of the Term (“Minimum Annual Revenue”). The Minimum Annual Revenue as of the Effective Date has been determined by the Parties to be $26,794,829 based upon the following forecasted annual amounts and volumes (the “Forecasted Annual Volumes”):

Pipeline Transportation	Annual Volume of BBLs	Throughput Fees (Cents/BBL)	Minimum Annual Revenue
(a) Port Arthur to East Houston	2,847,000	40.10	$1,141,647
(b) Port Arthur to Pasadena	12,556,000	46.20	$5,800,872
(c) Port Arthur to Hearne	2,883,500	95.94	$2,766,430
(d) Port Arthur to Reagan	693,500	93.50	$648,423
(e) Port Arthur to Motiva’s Dallas terminal	10,512,000	96.43	$10,136,722
(f) Port Arthur to Waco	3,358,000	89.50	$3,005,410

Subtotals:	32,850,000		$23,499,503

Lease Storage		Monthly Rates (Cents/BBL)	Minimum Annual Revenue
6	300,000	40.0	$1,440,000

East Houston Truck Rack		Rates (Cents/BBL)	Minimum Annual Revenue
(g) Throughput	2,847,000	25.8	$734,526
(h) Gasoline Additive	2,409,000	3.1	$74,679
(i) Ethanol Blending	255,500	130.0	$332,150
(j) Diesel Lubricity Additive	438,000	10.8	$47,304

Subtotal	5,949,500		$1,188,659

Total Minimum Annual Revenue as of Effective Date
Pipeline Transportation			23,499,503
Leased Storage			1,440,000
East Houston Truck Rack			1,188,659
Additional Revenue Commitment (from any category above)			666,667

Grand Total			$26,794,829

Such Forecasted Annual Volumes, at the initial rates and fees as are set forth above (as such rates and fees will be adjusted pursuant to Section 10.3 and the express provisions of the agreements attached to and incorporated herein as Exhibits A and C), will produce for the MAGELLAN Parties the Minimum Annual Revenue amounting to $26,794,829 as of the Effective Date. Such Minimum Annual Revenue will be adjusted each July 1st following the Effective Date by multiplying the adjusted rates and fees pursuant to Section 10.3 by the Forecasted Annual Volumes and adding the Additional Revenue Commitment of $666,667 (which will not be adjusted and will be held constant). It is understood by the Parties that Motiva’s commitment under this Agreement is one of Minimum Annual Revenue. Without limitation of the express provisions of this Agreement, Motiva shall not be required to ship any specific volume from any specific location, provided Motiva meets the Minimum Annual Revenue requirement or makes a Deficiency Payment for failure to do so. Notwithstanding anything in this Agreement to the contrary, at such time as the volumes of Product transported or throughput, or caused to be transported or throughput, by MOTIVA through the MAGELLAN Facilities have produced for the MAGELLAN Parties a minimum total amount of revenue of four hundred one million nine hundred and twenty-two thousand four hundred and thirty five dollars ($401,922,435) (“Minimum Total Revenue”), which minimum aggregate shall be adjusted each July 1st by first decreasing the sum (as adjusted hereunder) by the previous twelve (12) months of revenue received by the MAGELLAN Parties from MOTIVA under this Agreement and multiplying that resulting balance by the ratio of the subsequent year’s Minimum Annual Revenue to the previous year’s Minimum Annual Revenue, MOTIVA’S Minimum Annual Revenue obligations shall thereupon terminate and this Agreement shall automatically terminate sixty (60) days after MAGELLAN PIPELINE’S notice to MOTIVA of MOTIVA’S satisfaction of the Minimum Total Revenue requirement unless, prior to such notice, MOTIVA notifies the MAGELLAN Parties of MOTIVA’S desire to renew this Agreement and the Parties mutually agree to all of the terms that will apply to such renewal agreement. Notwithstanding the foregoing, it is specifically understood between the Parties that so long as the MAGELLAN Parties conclude the major portions of this project as set forth in Section 3.1, the MAGELLAN Parties shall have the right to deploy or redeploy such assets in such manner as they may determine so long as such deployment or redeployment does not interfere with the MAGELLAN Parties’ performance of their obligations under this Agreement. In the event the MAGELLAN Parties enter into an Agreement to purchase all or any portion of, or an agreement to operate, ExxonMobil’s portion of the MagTex pipeline system, the MAGELLAN Parties shall promptly notify MOTIVA of such agreement.

5.2 Should MOTIVA and/or the MOTIVA Related Parties fail to meet the Minimum Annual Revenue at the end of any Contract Year during the Term, MAGELLAN shall provide notice to MOTIVA of the amount of any deficiency. MOTIVA shall make a deficiency payment equal to the Minimum Annual Revenue less the aggregate amount of Throughput Fees paid to MAGELLAN in that same year, excluding revenue shortages resulting from Force Majeure situations (the “Deficiency Payment”). Such Deficiency Payment will be considered by MAGELLAN as prepaid Throughput Fees, will not bear interest and will be credited to MOTIVA against Throughput Fees on volumes that MOTIVA may elect to throughput in the three (3) future Contract Years immediately following the Contract Year for which the Deficiency Payment was made, but only after each of such future Contract Year’s Minimum Annual Revenue has been delivered. Upon termination of this Agreement, any prepaid Throughput Fees remaining to be credited to MOTIVA shall not be reimbursable, except that for a period of thirty-six (36) Months thereafter, MOTIVA shall have the right to a credit against the then-effective rate for Product shipped by MOTIVA over the MAGELLAN Facilities, as long as any prepaid Throughput Fees remain unutilized. It is specifically recognized and agreed that MAGELLAN shall be under no obligation to reimburse MOTIVA if MOTIVA should have any such prepaid Throughput Fees remaining at the expiration of said thirty-six (36) month period.

5.3 If MOTIVA and/or the MOTIVA Related Parties are unable to meet the Minimum Annual Revenue during any Contract Year due to the MAGELLAN Parties’ failure to operate the MAGELLAN Facilities in accordance with Section 4.1, the Minimum Annual Revenue will be reduced by an amount that reflects the difference between (i) the volume nominated in accordance with the provisions of this Agreement, provided that such nomination shall not exceed one hundred and twenty-five percent (125%) of the previous ninety days’ shipments and (ii) the amount actually shipped or throughput on such affected facilities for the month multiplied by the volume-weighted average Throughput Fee for such affected MAGELLAN Facilities.

5.4 Market Commitment. During the Term of this Agreement, MOTIVA agrees to use the MAGELLAN Parties’ pipeline and terminal facilities to transport and deliver ratably all of the Product that MOTIVA owns or controls for its markets in Houston, Hearne, Reagan, Waco, and to Motiva’s Dallas terminal, and including MOTIVA’s Fort Worth market if the MAGELLAN Parties connect the North Pipeline System to Fort Worth and the Parties reach mutual agreement on an applicable Tariff, up to an aggregate of four million five hundred thousand (4,500,000) BBLs per month provided that the Magellan Facilities provide the aggregate capacity of four million five hundred thousand (4,500,000) BBLs per month, on a continuing monthly basis for the term of this Agreement. MOTIVA shall provide MAGELLAN PIPELINE with one hundred and twenty (120) days of notice in advance of its intended ratable delivery to any of the markets served by destinations in Texas on the Port Arthur Pipeline or the North Pipeline System (e.g., Houston, Hearne, Reagan, Waco and MOTIVA’s Dallas terminal, and MOTIVA’s Fort Worth terminal if applicable) of a ten percent (10%) or greater increase (i) above the applicable Forecasted Volume(s) set forth in Section 5.1 during the first Contract Year and (ii) following the first Contract Year, above the monthly average of the MOTIVA deliveries through the MAGELLAN Facilities to that market(s) in the twelve-month period immediately preceding such 120-day notice.

If, following such notice from MOTIVA, the MAGELLAN Parties fail to provide such 10%-or-greater increase, as described above with respect to volumes available for shipment up to 4,500,000 BBLs per month on a continuing monthly basis for the term of this Agreement, MOTIVA shall have no Market Commitment for each affected market hereunder in excess of (i) the Minimum Annual Revenue amount for the first Contract Year and (ii) in subsequent Contract Years, the greater of its preceding 12-month average deliveries to that market or the volume equating to the Minimum Annual Revenue amount.

SECTION 6

MAGELLAN PIPELINE PRORATION

6.1 Subject to Law specifically affecting MAGELLAN PIPELINE’S Port Arthur Pipeline, Pasadena Pipeline, and/or North Pipeline System, the pro-rationing of capacity affecting the MOTIVA capacities set forth below, will be governed by MAGELLAN

PIPELINE’S allocation policies. Subject to the foregoing, commencing on the Service Commencement Date for the Term hereof, such policies will provide to MOTIVA and the MOTIVA Related Parties the following capacities in accordance with the terms set forth in Exhibit 6.1 hereto which MOTIVA will use on a ratable basis: (a) 3,450,000 BBLS per month for Product shipped on the Port Arthur Pipeline to the East Houston Terminal; (b) 1,500,000 BBLS per month for Product shipped on the Pasadena Pipeline from the East Houston Terminal to MOTIVA’S Pasadena, Texas terminal; and (c) for Product shipped northward from the East Houston Terminal on the North Pipeline System through Frost, a total volume of 1,680,000 BBLS per month to MOTIVA’s Dallas terminal, Waco, Reagan and Hearne, of which such total up to 1,200,000 BBLS per month may be destined to MOTIVA’s Dallas terminal and up to 724,500 BBLS per month may be destined to Waco, Reagan and Hearne. Additionally, in regard to MOTIVA’s Dallas terminal capacity, at the anniversary of the Service Commencement Date, the maximum MOTIVA Dallas terminal capacity for any subsequent Contract Year will be the lesser of (i) 1,200,000 BBLS of Product per month or (ii) one hundred ten percent (110%) of the average of MOTIVA’s monthly volume of Product to MOTIVA’s Dallas terminal for the previous two (2) Contract Years (but in no event under this subpart (ii) less than 1,104,000 BBLS of Product per month).

If MOTIVA is prorated in any given month on MAGELLAN PIPELINE’S Port Arthur Pipeline, Pasadena Pipeline, and/or North Pipeline System and cannot, as a result, meet its Minimum Annual Revenue commitment, then the Minimum Annual Revenue commitment will be reduced by an amount that reflects the difference between (i) the lesser of the volume nominated in accordance with the provisions of this Agreement on the prorated pipeline segment or the negotiated capacity as set forth above in this section on such segment and (ii) the amount actually shipped on such segment for the month multiplied by the volume weighted average Tariff to the destinations served by that pipeline segment. In the event Motiva is prorated for more than ninety (90) days in any one hundred and eighty (180) day period (other than for reasons of Force Majeure) to any of the three destinations set forth in the preceding paragraph and such proration prevents MOTIVA from shipping a volume to that destination in such 180-day period (the volume actually shipped by MOTIVA during such 180-day period constituting the “Actual Volume”) equal to a volume for that 180-day period based upon the historical average of MOTIVA’s shipments to such destination for the 12-month period immediately preceding such 180-day period (the “Historical Average Volume”), Motiva shall have the option to seek alternative means of transportation into such affected destination for the difference between the Historical Average Volume and the Actual Volume; and the Minimum Annual Revenue requirement shall be adjusted on a permanent basis taking the amount of such difference into account.

SECTION 7

PRODUCT GAIN AND LOSS

The provisions that will govern the Parties under this Agreement with respect to Product losses shall be as expressly provided by the Tariff, the Leased Storage Agreement, and the Terminalling Agreement.

SECTION 8

PRODUCT TESTING AND MEASUREMENT

The quality of the Product handled pursuant to this Agreement shall be determined in accordance with the applicable provisions of the Tariff, the Leased Storage Agreement, and the Terminalling Agreement.

SECTION 9

TITLE AND CUSTODY

Title to the Product transported, stored and/or handled hereunder shall always remain with MOTIVA and/or the MOTIVA Related Parties. MAGELLAN shall be deemed to have custody of and responsibility for the Product starting at the point of receipt into the MAGELLAN Facilities and ending at the point when the applicable Product is delivered out of the MAGELLAN Facilities, as specified in the applicable provisions of the Tariff, the Leased Storage Agreement, and the Terminalling Agreement.

SECTION 10

THROUGHPUT FEE

10.1 MOTIVA shall pay or shall cause the MOTIVA Related Parties to pay the MAGELLAN Parties the applicable Throughput Fees as set out in Exhibit 10.1 for the transporting, storing and handling Product through the MAGELLAN Facilities.

10.2 If, during the Term, MAGELLAN PIPELINE offers any of its customers transporting Product from the Port Arthur Origin Point to the East Houston Terminal or to the Hearne, Reagan, or Waco terminals or MOTIVA’s Dallas terminal on the North Pipeline System, other than MOTIVA, a tariff lower than the applicable MAGELLAN PIPELINE Tariff for volumes, services and delivery points equivalent to those under this Agreement, then the applicable lower tariff shall automatically apply to the applicable portion of MOTIVA’s affected volumes. If such a reduction becomes effective for Product delivered pursuant to this Agreement, then MOTIVA’s Minimum Annual Revenue will be adjusted accordingly. Additionally, if after the Service Commencement Date and during the Term, the MAGELLAN Parties publish a tariff from Hearne to Reagan, Waco or MOTIVA’s Dallas terminal, and such tariff, when combined with a published tariff from Port Arthur/Beaumont to Hearne, is less than the MAGELLAN Parties’ Tariffs from the Port Arthur Origin Point to Reagan, Waco, and MOTIVA’s Dallas terminal, MOTIVA’s tariff from the Port Arthur Origin Point to Reagan, Waco, and MOTIVA’s Dallas terminal shall be adjusted to equal the lower tariff.

10.3 The MOTIVA Dallas terminal Tariff is not governed by or subject to any of the limitations of this Section 10.3.

Notwithstanding the other provisions of this Agreement and in addition to any increases determined in accordance with Section 10.4, on the first (1st) day of the first July following the Effective Date and each subsequent July 1st thereafter, the Throughput Fees, including those provided under the Terminalling Agreements, as described in Exhibit 10.1, but expressly excluding the Additional

Revenue Commitment which will not be adjusted hereunder, shall be increased by the amount of increase in the Producer Price Index for Finished Goods (PPI-FG) using the following formula. The Base Index shall be the published PPI-FG as of December 31, 2006, which will be compared with subsequent anniversary date indexes referred to as the Final Index (the first of which will be in 2007). The percentage change will be calculated to the third decimal place and applied to the Throughput Fees to determine the change to the Throughput Fees in accordance with the following formula:

[Final Index – Base Index] X [Throughput Fee] = Change to Throughput Fees

[Base Index]

Notwithstanding anything in this Agreement to the contrary, if the actual PPI-FG amount is a negative amount, such amount will not decrease the Throughput Fees. Rather, such negative percentage amount(s) will be “banked” by the MAGELLAN Parties. If, in subsequent Contract Years, the methodology described provides an increase, then to the extent that such increase exceeds the banked percentage decrease(s), the MAGELLAN Parties shall apply such difference in the subsequent Contract Year.

In the event the U.S. Department of Labor no longer keeps or publishes the Producer Price Index for Finished Goods, the Parties agree to establish an alternative method of adjusting such fees based on a currently published U.S. Government Index, which similarly reflects the rate of inflation applicable to Oil Pipelines.

10.4 Notwithstanding anything herein to the contrary, in the event that at any time after the Effective Date any of the MAGELLAN Parties is required by Law to make improvements to all or a portion of the MAGELLAN Facilities or to otherwise incur therefor additional expenses for public safety, pollution control or any other similar or dissimilar reason, the MAGELLAN Parties, subject to the provisions of this Section 10.4, may increase the Throughput Fees hereunder to recover such costs and expenses. The MAGELLAN Parties shall notify MOTIVA not less than ninety (90) days prior to the implementation of any increase under this Section 10.4, of the amount of such increase, the reason for such increase and the method of calculating such increase.

During the first five years of the Term, MOTIVA shall have the right to notify the MAGELLAN Parties, within thirty (30) days after MOTIVA receives the MAGELLAN Parties’ notice, of MOTIVA’s decision not to pay such increase. If MOTIVA fails to timely notify the MAGELLAN Parties of its decision then it shall be deemed for purposes of this Agreement that MOTIVA accepts and approves such increase. If, during such initial five-year period of the Term, MOTIVA notifies the MAGELLAN Parties that MOTIVA will not accept such increase then the MAGELLAN Parties shall have the right, without any liability to MOTIVA, to terminate this Agreement, at any time in the MAGELLAN Parties’ sole discretion, after receipt of MOTIVA’s notice. Except as otherwise provided, the timing of the implementation of any increases allowed under this Agreement shall be at the discretion of the MAGELLAN Parties but in no event shall such be retroactive.

Furthermore, the MAGELLAN Parties at their discretion may either implement an increase for all or any portion of any increase allowed under Section 10.4 or may elect not to implement any such increases at all. If the MAGELLAN Parties propose any increase to Throughput Fees pursuant to this Section 10.4, MOTIVA shall be entitled to audit the MAGELLAN Parties’ applicable books and records to determine if the amount of the increase is justified by the actually-incurred amounts of costs of the improvements and/or expenses relating to the MAGELLAN Facilities. If such audit shall reflect that such increase was not justifiable in accordance with the foregoing, MAGELLAN shall refund promptly to MOTIVA any sums overpaid by MOTIVA, unless MAGELLAN disagrees with the result of such audit, in which event the matter shall be resolved as a dispute pursuant to SECTION 19 hereof.

SECTION 11

PRICE AND PAYMENT

11.1 Payments will be governed by and made in accordance with the express provisions of the Tariff, the Terminalling Agreement or the Leased Storage Agreement, as applicable. MOTIVA’s and/or the MOTIVA Related Parties’ obligations to make payments hereunder are absolute and shall not be subject to any right of set-off or counterclaim by reason of any claim against the MAGELLAN Parties under this Agreement or otherwise and MOTIVA hereby waives any such right of set-off or counterclaim.

11.2 In the event MOTIVA and/or the MOTIVA Related Parties dispute any portion of any invoice, MOTIVA and/or the MOTIVA Related Parties shall promptly notify the MAGELLAN Parties in writing of the disputed portion and pay the undisputed portions according to the terms of this Section. After receipt of such notice, the MAGELLAN Parties shall promptly work with MOTIVA to resolve the dispute. If the Parties are unable to resolve such dispute within thirty (30) days after receipt of such notice, the parties will submit to arbitration in accordance with the Governing Law clause in SECTION 19 herein.

11.3 Unless otherwise required by Law, in the event MOTIVA and/or the MOTIVA Related Parties owe any amounts, excluding any amounts subject to a good faith dispute, which are past due in excess of ninety (90) days, the MAGELLAN Parties, at their sole election, may, without limitation of their other rights and remedies under this Agreement, (a) refuse to accept Product from MOTIVA and/or the MOTIVA Related Parties for handling and transportation hereunder, (b) refuse to deliver Product to MOTIVA and/or the MOTIVA Related Parties, or (c) require MOTIVA and/or the MOTIVA Related Parties to pay or furnish additional guaranty of payment to the MAGELLAN Parties prior to further acceptance of Product for shipment or delivery hereunder, or (d) any combination of (a), (b) and (c).

11.4 Interest. Unless otherwise required by Law, all amounts owed under this Agreement shall bear interest, beginning on the thirtieth (30th) day after becoming due hereunder, calculated at the then-effective LIBOR rate.

SECTION 12

DEFAULT/TERMINATION

12.1 If MOTIVA and/or the MOTIVA Related Parties become insolvent or shall make an assignment for the benefit of creditors, or if any of the business or property of MOTIVA and/or the MOTIVA Related Parties shall come into the possession of a receiver or of any other governmental or court agency acting on behalf of creditors, or if any proceedings under any bankruptcy or insolvency act or acts for the relief of debtors shall be commenced against, by or in respect of MOTIVA and/or any of the MOTIVA Related Parties, or if any execution shall be issued against the property of MOTIVA and/or any of the MOTIVA Related Parties, the MAGELLAN Parties may terminate this Agreement by written notice to MOTIVA and to any of the MOTIVA Related Parties with which the MAGELLAN Parties have agreements pursuant to this Agreement involving any of the MAGELLAN Facilities. MOTIVA may terminate this Agreement by written notice to the MAGELLAN Parties if the MAGELLAN Parties shall become insolvent or shall make an assignment for the benefit of creditors, or if any of the business or property of the MAGELLAN Parties shall come into the possession of a receiver or of any other governmental or court agency acting on behalf of creditors, or if any proceedings under any bankruptcy or insolvency act or acts for the relief of debtors shall be commenced against, by or in respect of the MAGELLAN Parties, or if any execution shall be issued against the property of the MAGELLAN Parties. Any termination pursuant to this paragraph shall become effective on the date specified in the terminating Party’s notice, but in no event prior to actual receipt by the other Parties.

12.2 Notwithstanding anything in this Agreement to the contrary, MOTIVA shall have the right, without cause and for its sole convenience, to terminate this Agreement in its entirety at any time prior to the Service Commencement Date. Except as provided in Section 3.6 of this Agreement, if MOTIVA terminates this Agreement prior to the Service Commencement Date, MOTIVA will reimburse the MAGELLAN Parties for all the actual reasonable costs and expenses they have incurred after the Effective Date or will incur after the Effective Date for obligations arising after the Effective Date in connection with the MAGELLAN Parties’ performance of their obligations under this Agreement, including both internal and external costs that would be capitalized as a part of the project but which will expressly exclude any pipe and facilities owned by the MAGELLAN Parties at the time of the Effective Date (all of which such non-excluded capital and other costs and expenses are hereinafter referred to as the “MAGELLAN Cost”), at the time notice of termination is given by MOTIVA plus five percent (5%) if termination occurs in 2008, and ten percent (10%) if the termination shall occur thereafter. Provided, however, if the MAGELLAN Parties elect to keep either or both of the Port Arthur Pipeline or the Pasadena Pipeline, the amount that MOTIVA will be obligated to pay to the MAGELLAN Parties will be reduced by the amount of MAGELLAN Cost attributable to such of the Port Arthur Pipeline or Pasadena Pipeline as the MAGELLAN Parties choose to retain. Any termination pursuant to this paragraph shall become effective on the date specified in MOTIVA’s notice, but in no event prior to actual receipt by the MAGELLAN Parties.

If this Agreement is terminated under this Section 12.2, MOTIVA shall have a right to audit the MAGELLAN Parties’ books and records to determine if the amount of their above-described costs and expenses reported by them to have been incurred was accurate. If the audit reflects that the amount paid by MOTIVA to the MAGELLAN Parties exceeded the amounts authorized by this Section 12.2, such excess shall be refunded promptly to MOTIVA, unless the MAGELLAN Parties disagree with such results of the audit, in which event the matter shall be deemed a dispute resolved by the Parties pursuant to SECTION 19 hereof. If the MAGELLAN Parties elect to sell to MOTIVA the Port Arthur Pipeline and/or Pasadena Pipeline, then MAGELLAN Parties shall assign all right, title, and interest in and to the Pasadena Pipeline and Port Arthur Pipeline to the extent of the work completed in performance of this Agreement on the date of the termination, including but not limited to permits, engineering documents, and equipment delivered or on order (“Work Product”). The Work Product shall, in that event, be the sole and exclusive property of MOTIVA, and may be used for any purpose MOTIVA desires.

12.3 In addition to any other provisions of this Agreement relative to default, it is understood and agreed that if any Party hereto shall fail to substantially perform any of the material covenants or obligations imposed upon it under and by virtue of this Agreement, and such non-performance is not the result of Force Majeure, then in such event the other Parties hereto may, at their option, terminate this Agreement by proceeding as follows: A Party not in default shall cause a written notice to be served on the Party in default stating specifically the cause for terminating this Agreement and declaring it to be the intention of the Party giving notice to terminate the same; whereupon the Party in default shall have thirty (30) days after the service of the notice in which to remedy or remove the cause or causes stated in the notice for terminating the Agreement. If within the thirty (30) day period the Party in default does so remedy or remove said cause or causes, then such notice shall be withdrawn and this Agreement shall continue in full force and effect. In case the Party in default does not so remedy or remove the cause or causes within the thirty (30) day period, then, at the option of the Party giving the notice, this Agreement shall become null and void from and after the expiration of the thirty (30) day period.

If a default cannot be reasonably cured within the thirty (30) day period and the Party in default has commenced to remedy the cause of default within such thirty (30) day period and continues diligently pursuing such remedy after such thirty (30) day period, then the Party not in default may not terminate this Agreement until such time as the Party in default stops diligently pursuing a remedy of the default or it becomes obvious after ninety (90) days following such thirty (30) day period that a remedy of the default is not immediately forthcoming. Any termination of this Agreement pursuant to the provisions of this Section shall be without prejudice to the rights of any Party including, but not limited to: 1) the right to collect any amounts then due such Party under the provisions of this Agreement; provided, however, that MOTIVA shall have no obligation to pay any Deficiency Payments if the MAGELLAN Parties are the Party in default (which default caused the Deficiency Payment to arise) and are unable to remedy such default; and 2) the right of MOTIVA to receive any Product for which it has paid the charges hereunder but has not received prior to the time of cancellation.

SECTION 13

LIMITATION OF LIABILITY

NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR LOSS OF PROFITS, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR PUNITIVE OR CONSEQUENTIAL DAMAGES RESULTING FROM THE BREACH OF THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBLE EXISTENCE OF SUCH DAMAGES. ANY ACTION BY A PARTY AGAINST THE OTHER PARTIES ARISING FROM OR CONNECTED TO THIS AGREEMENT MUST BE BROUGHT WITHIN TWO (2) YEARS AFTER THE CAUSE OF ACTION AROSE.

SECTION 14

TAXES/INSURANCE

14.1 Taxes: MOTIVA and/or the MOTIVA Related Parties shall pay any and all taxes, assessment, or charges levied on the Products covered herein, including property taxes on the inventory owned by MOTIVA and/or the MOTIVA Related Party. The MAGELLAN Parties shall pay any and all taxes, assessments or charges levied on the MAGELLAN Facilities (real property and /or personal property tax) or services performed. The Throughput Fee in SECTION 10 shall include all applicable taxes and fees and shall not be subject to additional adjustment for any tax or fee unless such tax or fee are newly imposed after the Effective Date of this Agreement.

14.2 Insurance. Each Party shall maintain or shall cause to be maintained, in full force and effect throughout the term of this Agreement, at its sole cost and expense, the insurance described below, with coverage’s and limits at levels customary in the industry for performing work, activities, operations and services similar to those to be performed as described in this Agreement but at levels not less than the minimums indicated. A certificate of insurance evidencing such coverage on behalf of each Party shall be provided to the respective requesting Party upon written request:

(a) Worker’s Compensation. Each of the Parties shall obtain worker's compensation insurance covering each of their respective operations and work being performed pursuant to this Agreement which shall apply to all of its employees and its Related Parties, including borrowed servants, alternate and statutory employees, in accordance with the benefits afforded by the statutory Worker’s Compensation Acts applicable to the state, territory or district of hire, supervision or place of accident. Policy limits for worker’s compensation shall not be less than statutory limits and for employer’s liability one million dollars ($1,000,000) each accident, one million dollars ($1,000,000) disease each employee, and one million dollars ($1,000,000) disease policy limit.

(b) Commercial General Liability Insurance applicable to each respective Party’s operations under this Agreement including bodily injury, death, property damage, independent contractors, products/completed operations, sudden and accidental pollution, contractual, and personal injury liability, with a limit of $1,000,000 per occurrence and in the annual aggregate.

(c) Commercial/Business Automobile Insurance covering owned, hired, rented, and non-owned automotive equipment with a limit of $1,000,000 per accident.

(d) Excess Umbrella Liability Insurance coverage in excess of the terms and limits of insurance specified in 1(a), (b) and (c) above with a combined limit of $4,000,000 per occurrence and annual aggregate.

14.3 If a Party sub-contracts or the Parties, jointly or collectively, sub-contract any part of the operations, work or services to be performed under this Agreement, the Party or Parties shall use reasonable commercial efforts to require each of its respective contractors to maintain insurance substantially equivalent to the insurance required to be provided, carried and maintained by the Parties herein and further may be specified in any specific contractor construction or service (C & S) agreements with the respective Party’s applicable contractors. In addition, if not covered in said contractor C&S agreements, require respective contractors to name the Parties as additional insureds but only with respect to the respective contractor’s work, operations and/or responsibilities being performed pursuant to this Agreement and said contractor C&S agreements. Upon request by one Party, the other Party shall have its respective contractors furnish the same evidence of insurance required of the Parties herein.

In such instances where the Parties have been added as an additional insured on independent contractor’s and/or sub-contractor’s policies, the independent contractor’s or sub-contractor’s insurance shall be deemed primary insurance to that of the respective Party’s insurance.

14.4 The maintenance by each Party of the insurance described above shall not relieve each Party from any liability or obligation to each respective Party under this Agreement. The failure of a Party or that Party’s contractors to obtain and maintain the insurance coverage required herein shall not relieve such Party of any obligations or liabilities set forth in or arising from this Agreement. Provided, further, the denial of coverage by any insurance carrier of a Party or its contractors shall not relieve such Party from any liability or obligation to the respective Parties under this Agreement.

14.5 Reimbursement for Insurance Policies. All insurance premiums, self-insurance claim expenses, deductibles, self insurance retention costs, captive reinsurance or fronting arrangements, and similar self funded programs applicable to the insurance policies described in this Agreement shall be the sole responsibility of the respective Party’s account.

14.6 Claims brought against the respective Party or Parties or relating to the operations, and/or arising from activities carried on or work performed or required by this Agreement by the Parties, or against the Company, and covered by the respective Party’s insurance program required herein or otherwise are to be processed and handled to conclusion by the Parties in accordance with SECTION 18 of this Agreement and elsewhere herein. If a Party so desires, irrespective of whether such Party is a plaintiff or defendant in addition to counsel employed by the other Party, it may be represented in any such lawsuit but at its sole expense by counsel selected by it.

14.7 Insurance policies maintained by each Party hereunder shall include a waiver of subrogation in favor of the other Party and the other Party’s Related Parties.

SECTION 15

INDEPENDENT CONTRACTOR

In performing the services and their obligations pursuant to this Agreement, the MAGELLAN Parties are each acting solely as an independent contractor maintaining complete control over its employees and operations. No Party is authorized to take any action in any way whatsoever for or on behalf of the other Parties, except as may be necessary to prevent injury to persons or property, or, to contain, reduce or clean up any spills that may occur.

SECTION 16

FORCE MAJEURE

16.1 For purposes of this Agreement, “Force Majeure” shall mean any event or occurrence beyond the reasonable control of a Party (or its Related Parties) that delays or prevents such Party from performing its obligations under this Agreement including, without limitation, the following: Acts of God; strikes; lockouts; boycotts; picketing; labor or other industrial disturbance; explosions;

nuclear reaction or radiation, radioactive contamination; acts of a public enemy; fires; acts of terrorism; explosions; material breakage of or material accidents to the MAGELLAN Facilities, the Port Arthur Origin Point or facilities owned and/or being utilized by MOTIVA to fulfill the obligations under this Agreement; wars (declared or undeclared); blockades; insurrections; riots; epidemics; landslides; earthquakes; storms; hurricanes; lightning; floods; extreme cold or freezing; extreme heat; washouts; arrests and restraints of governments (but excluding restraints occurring as a result of any violations, by the Party claiming the right to delay performance, of applicable Law or the terms and provisions of this Agreement); confiscation or seizure by any government or public authority; compliance with any federal, state, or local law, or with any regulation, order, or rule of domestic or international governmental agencies, or authorities or representatives of any domestic or international government acting under claim or color of authority; inability to obtain or delay in obtaining appropriate materials, supplies or labor due to a force majeure event of the third party supplying such materials, supplies or labor; events of Force Majeure declared by a third-party, whether upstream or downstream of the MAGELLAN Facilities, that interfere with performance under this Agreement; the commandeering or requisitioning by United States civil or military authorities of any raw or component materials, product, or facilities including, but not limited to, producing, manufacturing, transportation, and delivery facilities, and perils of navigation, even when occasioned by negligence, malfeasance, default, or errors in judgment; civil disturbances; or any cause other causes, whether of the kind herein enumerated or otherwise, the foregoing of which in any event are not the result of the gross negligence or willful misconduct of the Party (or its Related Parties) claiming the right to delay performance. Force Majeure shall not include (i) increases in costs of materials, or (ii) a party’s financial inability to perform.

16.2 Subject to the provisions of this Section 16, if a Party is prevented from performing its obligations under this Agreement due to an event of Force Majeure, then, to the extent that it is so prevented, that Party’s failure to perform shall not be considered a breach of its obligations under this Agreement and the obligations of that Party shall be deferred during the continuance of that Party's inability to perform caused by the event of Force Majeure, but for no longer period. If a Force Majeure event renders any Party unable, in whole or in part, to carry out its obligations under this Agreement, that Party must give the other Party notice and full particulars in writing as soon as practicable after the occurrence of the causes relied on, or give notice by telephone and follow the notice with a written confirmation within forty-eight (48) hours. The Party providing the notice shall use commercially reasonable efforts to (a) ameliorate the Force Majeure conditions. No Party shall be compelled to resolve any strikes, lockouts, or other industrial disputes other than as it shall determine to be in its best interests.

16.3 If the MAGELLAN Parties notify MOTIVA of a Force Majeure event affecting the MAGELLAN Parties’ ability to complete the MAGELLAN Facilities, excepting where such event arises from failure to receive necessary governmental and/or regulatory permits and/or authorizations as described in Section 3.6, such period of Force Majeure will extend the Completion Date. If, after the Service Commencement Date, the MAGELLAN Parties notify MOTIVA of a Force Majeure event affecting the MAGELLAN Parties’ ability to perform under this Agreement resulting in MOTIVA and/or the MOTIVA Related Parties being unable to transport their nominated volumes during one or more months (up to two hundred seventy (270) days), then the Minimum Annual Revenue will be proportionally reduced by an amount equal to the volume unable to be transported for that period of time. Such reduction will be determined by calculating the difference between MOTIVA’s twelve (12)-month historical throughput on the affected pipeline segment and the amount actually shipped, multiplied by the Tariff to destinations served by that pipeline segment and MOTIVA and/or the MOTIVA Related Parties shall have no obligation (including payment obligation) for any amount in excess of the reduced revenue. If the MAGELLAN Party’s Force Majeure event extends (or is reasonably expected to extend) beyond two hundred seventy (270) days, or upon notice from the MAGELLAN Party that such Force Majeure event is reasonably expected to extend beyond two hundred seventy (270) days, MOTIVA may terminate this Agreement, negotiate a new Throughput Fee and/or negotiate to extend the Term.

16.4 If MOTIVA notifies the MAGELLAN Parties of a Force Majeure event affecting (a) the ability of the MOTIVA Port Arthur Refinery to produce Products or to deliver those Products to or from the Port Arthur Origin Point for shipment on the Port Arthur Pipeline and/or (b) the ability of MOTIVA’S Texas terminals connected to the North Pipeline System or to the Pasadena Pipeline to receive Product from MAGELLAN PIPELINE’S North Pipeline System or Pasadena Pipeline System during one or more months (up to two hundred seventy (270) days), then the Minimum Annual Revenue will be proportionally reduced by an amount equal to the volume of such MOTIVA shortfall for that period of time as MOTIVA’s abilities, as described in (a) and (b) above, are so affected, and MOTIVA and/or the MOTIVA Related Parties will be excused from any obligation (including payment obligation) for any amount in excess of the reduced revenue amount except as follows: The Term will be extended to enable MOTIVA to transport or throughput quantities of Product equivalent to those necessary to generate the Minimum Annual Revenue until the amount of such reduced revenue is recovered by the MAGELLAN Parties. If MOTIVA’s Force Majeure event extends (or is reasonably expected to extend) beyond two hundred seventy (270) days, or upon notice from MOTIVA that such Force Majeure event is reasonably expected to extend beyond two hundred seventy (270) days, the MAGELLAN Parties may elect to extend the Term by the number of days that would enable MOTIVA to make up delivery of its shortfall volumes, terminate this Agreement, and/or negotiate a new Throughput Fee or other amendments to the Agreement.

SECTION 17

GOVERNMENTAL LAWS, RULES, AND REGULATIONS

17.1 This Agreement shall be subject to all Law.

17.2 The Parties expressly excuse and relieve the each other of and from any and all obligations hereunder to provide facilities or services when the facilities or services are contrary to any Law.

17.3 In the event that any regulatory body having jurisdiction over this Agreement prohibits the MAGELLAN Parties from collecting rates, charges or Deficiency Payments for the service provided hereunder which are at least equal to the rates, charges and Deficiency Payments provided for in this Agreement, then the MAGELLAN Parties and MOTIVA shall meet and endeavor in good faith to renegotiate such rates, charges and Deficiency Payments in order to maintain the rights and obligations agreed upon herewith. Without prejudice to its rights pursuant to Section 19, MOTIVA agrees and covenants that it will not protest or file a complaint with any governmental agency or entity, or pursue any course of litigation in any court that would challenge or have the effect of challenging the validity of any Throughput Fee, deficiency charge, or any other charge provided for under this Agreement or the Tariff.

SECTION 18

INDEMNIFICATION

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS SPECIFIED OTHERWISE ELSEWHERE IN THE AGREEMENT:

MAGELLAN SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS MOTIVA, ITS MEMBERS, AFFILIATES AND SUBSIDIARIES AND THEIR DIRECTORS, EMPLOYEES AND AGENTS (THE “MOTIVA INDEMNITEES”) FROM AND AGAINST ANY LOSS, DAMAGE, CLAIM, SUIT, LIABILITY, FINE, PENALTY, JUDGMENT AND/OR EXPENSE (INCLUDING REASONABLE ATTORNEYS’ FEES AND OTHER COSTS OF LITIGATION) (COLLECTIVELY “LIABILITY(IES”), ARISING FROM (I) INJURY, DISEASE OR DEATH OF ANY MAGELLAN EMPLOYEE, AGENT, REPRESENTATIVE OR CONTRACTOR OR (II) DAMAGE TO OR LOSS OF ANY OF MAGELLAN’S PROPERTY (INCLUDING MAGELLAN’S FACILITIES) REGARDLESS OF THE CAUSE, INCLUDING, BUT NOT LIMITED TO, THE NEGLIGENCE OF MOTIVA (OTHER THAN THE NEGLIGENCE OF MOTIVA THAT CAUSES ANY DISCHARGES, SPILLS OR LEAKS), IT BEING SPECIFICALLY UNDERSTOOD THAT MAGELLAN IS INDEMNIFYING MOTIVA FOR ITS NEGLIGENCE. MAGELLAN SHALL ALSO DEFEND, INDEMNIFY AND HOLD HARMLESS THE MOTIVA INDEMNITEES FROM AND AGAINST ANY LIABILITIES ARISING FROM DISCHARGES, SPILLS OR LEAKS OF PRODUCT CAUSED BY MAGELLAN’S NEGLIGENCE.

MOTIVA SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS MAGELLAN, ITS MEMBERS, AFFILIATES AND SUBSIDIARIES AND THEIR DIRECTORS, EMPLOYEES AND AGENTS (THE “MAGELLAN INDEMNITEES”) FROM AND AGAINST ANY LIABILITIES, ARISING FROM (I) INJURY, DISEASE OR DEATH OF ANY MOTIVA EMPLOYEE, AGENT, REPRESENTATIVE OR CONTRACTOR OR (II) DAMAGE TO OR LOSS OF ANY MOTIVA PROPERTY, REGARDLESS OF THE CAUSE, INCLUDING, BUT NOT LIMITED TO, THE NEGLIGENCE OF MAGELLAN (OTHER THAN THE NEGLIGENCE OF MAGELLAN THAT CAUSES ANY DISCHARGES, SPILLS OR LEAKS OF PRODUCT), IT BEING SPECIFICALLY UNDERSTOOD THAT MOTIVA IS INDEMNIFYING MAGELLAN FOR ITS NEGLIGENCE. MOTIVA SHALL ALSO DEFEND, INDEMNIFY AND HOLD HARMLESS THE MAGELLAN INDEMNITEES FROM AND AGAINST ANY LIABILITIES ARISING FROM DISCHARGES, SPILLS OR LEAKS OF PRODUCT CAUSED BY MOTIVA’S NEGLIGENCE.

MAGELLAN AND MOTIVA SHALL EACH DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OTHER AND ITS RESPECTIVE MEMBERS, AFFILIATES AND SUBSIDIARIES AND THEIR DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY LIABILITIES TO THIRD PARTIES FOR INJURY, DISEASE, DEATH OR DAMAGE TO OR LOSS OF PROPERTY, ARISING FROM THE INDEMNIFYING PARTY’S NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ITS PERFORMANCE OF THIS AGREEMENT. IN THE EVENT MAGELLAN AND MOTIVA ARE JOINTLY, CONCURRENTLY, OR CONTRIBUTORILY RESPONSIBLE FOR ANY LIABILITIES TO THIRD PARTIES, THEN THE PARTIES SHALL SHARE RESPONSIBILITY AND INDEMNIFY EACH OTHER FOR THE LIABILITIES IN PROPORTION TO EACH PARTY’S CONTRIBUTION TO THE INJURY, DISEASE, DEATH, OR DAMAGE TO OR LOSS OF PROPERTY.

THE LIMITATION OF LIABILITY PROVISIONS OF SECTION 13 APPLY, ACCORDING TO THEIR TERMS, TO THIS SECTION 18.

The MAGELLAN Parties or MOTIVA, as soon as practicable after receiving notice of any suit brought against it within this indemnity, shall furnish to the other full particulars within its knowledge thereof and shall render all reasonable assistance requested by the other in the defense. Each Party shall have the right, but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and/or settlement thereof without relieving the other of any obligations hereunder. The Parties’ obligations under this Section shall survive any termination of the Agreement.

SECTION 19

GOVERNING LAW AND ARBITRATION

This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas, without regard to conflict of law principles.

In the event of a dispute, controversy, or claim arising out of or relating to this Agreement (“Dispute”), the Parties shall first undertake to settle their Dispute by good faith negotiations. Any Party may commence this process by serving another Party with a Notice of Dispute that concisely describes the nature of the Dispute and the relief or remedy requested. The Party or Parties receiving such Notice of Dispute shall, within ten (10) days of its receipt thereof, provide the giver of the notice a concise written response setting forth the responder’s position with respect to the asserted Dispute. If for any reason whatsoever the Dispute has not been settled within thirty (30) days of service of the Notice of Dispute, then the applicable Parties agree to submit the Dispute to non-binding mediation with a neutral mediator selected by such Parties. If the applicable Parties cannot agree on a mediator or if the Dispute cannot be settled at mediation within one hundred twenty (120) days of service of the Notice of Dispute, then such Parties agree to submit the Dispute to final and binding arbitration in Houston, Texas in accordance with the then-current Rules for Non-Administered Arbitration of the CPR International Institute for Conflict Prevention and Resolution and this provision.

The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. sections 1-16, to the exclusion of any provisions of state law inconsistent therewith or which would produce a different result. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. The arbitration shall be held in Houston, Texas or such other location as may be convenient and agreed to in writing by the applicable Parties. There shall be three neutral arbitrators, the first two of which shall be acceptable to such Parties with the third arbitrator being selected by the first two. The arbitrators shall determine the Dispute of the Parties and render a final award in accordance with the substantive law of the State of Texas, excluding the conflicts provisions of such law, and subject to the limitation of liability provisions of Section 13 of this Agreement. The arbitrators shall set forth the reasons for the award in writing. The terms hereof shall not limit any obligation of a Party to defend, indemnify or hold harmless another Party against court proceedings or other claims, losses, damages, or expenses. In the event such ancillary dispute between the applicable Parties arises out of the Dispute, it may be resolved in the arbitration proceedings.

SECTION 20

RIGHT TO AUDIT

MOTIVA shall have the right, at reasonable times and on reasonable notice (but in no event on less than two (2) weeks notice), to audit the books and records of MAGELLAN as these records pertain to the terms and conditions of this Agreement; provided, however, MAGELLAN shall not be required to maintain any record for a period longer than twenty-four (24) months from the entry of such record. An audit may be performed by the employees, independent accounting firms, and other designated representatives of

MOTIVA who agree, in writing, to comply with the terms of Section 23.13 of this Agreement (including internal auditing personnel), the selection of these personnel being subject to the mutual consent of the Parties. MAGELLAN shall, at MOTIVA’s expense, fully cooperate with MOTIVA’s representatives to accomplish the audit as expeditiously as possible.

SECTION 21

ASSIGNMENT/CHANGE OF OPERATOR

Neither Party may assign this Agreement, or any of its rights or obligations hereunder (either in whole or in part), without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed. It is understood, however, that by such assignment, the assigning Party does not thereby avoid obligations imposed by the terms and provisions of this Agreement, past, present, or future, unless otherwise agreed in writing.

In addition, the MAGELLAN Parties shall not assign the right to operate the Pasadena Pipeline or the Port Arthur Pipeline to any third party without the express consent of Motiva, which such consent may be unreasonably withheld or delayed.

SECTION 22

FIRST RIGHT OF REFUSAL

22.1 First Right of Refusal. If any of the MAGELLAN Parties, as applicable, receives, from a non-related third party, a bona fide, arms-length written offer to purchase the MAGELLAN Party’s Pasadena Pipeline assets or any part thereof, then if the MAGELLAN Party concludes that it is an acceptable offer, MAGELLAN shall furnish a full and complete copy of such offer to MOTIVA with a written notice that such offer is acceptable. Upon receipt of the offer, MOTIVA shall have the right of first refusal to elect to purchase the MAGELLAN Party’s interest in the Pasadena Pipeline or any part thereof as related in the offer on the same terms and conditions as are specified in the offer for a period of forty-five (45) days following the receipt of the required notice. MOTIVA shall have forty-five (45) days following the receipt of the required notice in which to give written notice to MAGELLAN advising as to whether it elects to so purchase. In the event that MOTIVA declines or otherwise fails to provide such notice of its election to purchase on the stated third party terms, the MAGELLAN Party shall be free to accept the third-party offer and proceed with the sale of its interest on such terms and conditions as expressly set forth in the offer, but not otherwise.

22.2 In the event of any permitted sale, assignment or other disposition of any of the MAGELLAN Party’s interest in the Pasadena Pipeline or any part thereof, the third party purchasing such interest shall, at the closing for any permitted transfer, assume in writing and agree to be bound by the provisions of this Agreement (and any other associated agreements pertaining to the MAGELLAN Facilities) for all purposes relating to the assets acquired from the MAGELLAN Party. Without strict compliance with this Section, any transfer or attempted transfer of MAGELLAN’s interest in the Pasadena Pipeline except as otherwise provided in this Section, shall be null and void.

SECTION 23

MISCELLANEOUS

23.1 Waivers and Remedies. The failure of either MOTIVA or the MAGELLAN Parties to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a subsequent waiver of any provisions or the relinquishment of any rights for the future. Unless specifically provided otherwise in this Agreement, the rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by a Party shall not preclude or waive its right to use any or all other remedies. Rights and remedies hereunder are given in addition to any other rights a Party may have by law or in equity unless provided otherwise in this Agreement.

23.2 Drafting. As between the Parties, it shall be conclusively presumed that each and every provision of this Agreement was drafted jointly by the MAGELLAN Parties and MOTIVA.

23.3 Notices. Notices under this Agreement will be considered properly given only when delivered by a nationally recognized overnight carrier, return receipt requested, with postage prepaid, or sent by facsimile or telex, with confirmed receipt thereof, and addressed as follows:

If to MOTIVA ENTERPRISES LLC:

MOTIVA Enterprises LLC

909 Fannin

Houston, Texas 77010

Attention: Director of Supply Strategy and Projects & General Manager, Motiva Supply

Facsimile #: (713) 230-7898

If to MAGELLAN:

Magellan Pipeline Company, L.P. and

Magellan Terminals Holdings, L.P.

One Williams Center, Suite 3100

Tulsa, OK 74142

Attention: Vice President Transportation

Facsimile #: (918) 574 - 7444

or to any addresses as may hereafter be designated by like notice. Notice given by facsimile will be effective upon actual receipt if received during the recipients normal business hours, or at the beginning of the recipients next business day after receipt if not received during the recipients normal business hours; provided that notices by facsimile are confirmed promptly after transmission by delivery to the recipient of a copy thereof in writing by certified mail or personal delivery.

23.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

23.5 Entirety of Agreement. This Agreement, including any exhibits hereto, constitutes the sole and entire agreement among the Parties with respect to its subject matter and all other matters contained herein, superseding all prior negotiations, statements, representations, correspondence, offers, discussions, agreements, and understandings relating to this transaction. This Agreement may not be modified or altered orally or in any manner other than by an express agreement in writing signed by all persons or entities that are Parties to this Agreement at that time. This Agreement and the terms and conditions contained herein shall apply to and are binding upon the legal representatives, successors, and assigns of the Parties.

23.6 U.S. Dollars. All monetary amounts set forth herein are based on United States Dollars.

23.7 Survival of Termination. The Parties acknowledge and agree that any rights of a Party arising under this Agreement prior to its termination or expiration, including but not limited to a right to indemnification with respect to any matter and the limitation of liability set forth herein, shall survive the termination or expiration of this Agreement.

23.8 Authority.

(a) Each of the MAGELLAN Parties represents and warrants to MOTIVA that it is a limited partnership duly formed under the laws of its jurisdiction of formation and that it is qualified to do business in all jurisdictions relevant to its activities under this Agreement.

(b) MOTIVA represents and warrants to the MAGELLAN Parties that it is a limited liability company duly organized under the laws of its jurisdiction of organization and that it is qualified to do business in all jurisdictions relevant to its activities under this Agreement.

(c) Each Party represents and warrants that it has the requisite power and authority to enter into and perform its obligations under this Agreement and that, when executed and delivered to the other Parties, this Agreement shall constitute a valid and legally binding obligation of that Party.

(d) Each Party represents and warrants that the execution, delivery, and performance by it of its obligations hereunder will not result in a breach of or constitute a default under any provision of its certificate of limited partnership (for the MAGELLAN Parties) or limited liability company agreement (for MOTIVA); or any agreement or instrument to which it is a Party and which is material to its performance of its obligations hereunder or any order, judgment, or ruling of any court or governmental agency to which it is a Party or by which it is bound.

23.9 Savings Clause. If any term, covenant, or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement, or the application of any such term, covenant, or condition to persons or circumstances other than those as to which it has been held to be invalid or unenforceable, shall not be affected thereby, and, except to the extent of any such invalidity or unenforceability, this Agreement and each term, covenant, and condition of the Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

23.10 Headings Not Part of Agreement. Headings of articles, sections and subsections of this Agreement are inserted for convenience of reference only; they constitute no part of this Agreement and are not to be considered in the construction or interpretation of this Agreement

23.11 No Third Party Beneficiaries. This Agreement is not intended to confer any rights or benefits on any persons other than the Parties, and all third-Party beneficiary rights are expressly denied.

23.12 Costs and Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses, including but not limited to, attorney’s fees incurred in connection with this Agreement.

23.13 Confidentiality.

(a) All information generated or provided to any Party or any Related Party of any Party, including but not limited to, (i) documents (and amendments thereto) executed by, correspondence to or from and memoranda prepared by the other Party, relating to the construction or operation of the MAGELLAN Facilities, including the transportation, handling, and storage of

Product, or any audit, and (ii) this Agreement and any amendments hereto and all documents relating hereto, including documents or reports regarding accounting or throughput matters, shall be confidential and shall not be released to any entity other than a Party or its Related Parties, without the express review and prior written consent of the other Party.

(b) The confidentiality obligations shall not pertain to: (1) information which is in the public domain; (2) information which is published or otherwise becomes part of the public domain through no fault of the Parties or their Related Parties, or the respective directors, officers, managers, employees, agents, advisors, service providers or representatives of the Parties or their Related Parties; (3) information which was in such Party’s (or an Related Party of such Party’s) possession at the time of disclosure and was not acquired by such Party directly or indirectly from the other Party on a confidential basis; (4) information which becomes available to a Party on a non-confidential basis (whether directly or indirectly) from a source which, to the best of such Party’s knowledge, did not acquire the information on a confidential basis; (5) information which is independently developed by a Party not having access to the confidential information of the other Party; or (6) information which is required to be disclosed (i) by federal or state law, rule or regulation, stock exchange rules or by any applicable judgment, order or decree of any court or Governmental Authority having jurisdiction in the proceeding or (ii) in connection with the preparation of tax returns, communications with any Governmental Authority with respect thereto or proceedings relating to taxes; provided, however, that the Party required to disclose such information, to the extent practicable, shall provide the other Party with prompt notice thereof so that other such Party may seek a protective order or other appropriate remedy. In the event that a protective order or other remedy is not obtained, the Party required to disclose such confidential information will exercise its best commercial efforts to obtain reliable assurance that confidential treatment shall be accorded the information so furnished or disclosed.

23.14 Publicity Releases. Neither MOTIVA (or the MOTIVA RELATED PARTIES) nor the MAGELLAN Parties shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party(ies) hereto, which such consent may not be unreasonably withheld. Notwithstanding the foregoing, if any such press release or announcement is required by law or stock exchange rule to be made by the Party proposing to issue the same, such Party shall use its reasonable best efforts to consult in good faith with the other Party prior to the issuance of any such press release or announcement.

23.15 Exhibits. The following exhibits, described in this Agreement, are attached hereto and incorporated herein:

Exhibit A -	Leased Storage Agreement
Exhibit B -	Material Tariff Provisions
Exhibit C -	Terminalling Agreement
Exhibit 3.1 -	Connection Agreement
Exhibit 10.1 -	Throughput Fees

{REMAINDER OF PAGE LEFT INTENTIONALLY BLANK – SIGNATURES FOLLOW}

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

MOTIVA ENTERPRISES LLC

By:	/s/ Brian P. Smith
Brian P. Smith, Vice President Supply Distribution & U.S. Commercial Marketing
Date:	May 9, 2008

MAGELLAN PIPELINE COMPANY, L.P.		MAGELLAN TERMINALS HOLDINGS, L.P.
By Its General Partner, Magellan Pipeline GP, LLC		By Its General Partner, Magellan NGL, LLC

By:	/s/ Michael N. Mears	By:	/s/ Michael N. Mears
	Michael N. Mears, Chief Operating Officer		Michael N. Mears, Chief Operating Officer
Date:	May 9, 2008	Date:	May 9, 2008

MAGELLAN PIPELINES HOLDINGS, L.P.
By Its General Partner, Magellan NGL, LLC

By:	/s/ Michael N. Mears
Name:	Michael N. Mears
Title:	Chief Operating Officer

Exhibit A

to

Texas Pipeline Project Throughput and Deficiency Agreement

LEASED STORAGE AGREEMENT

MPC Contract No.

THIS AGREEMENT, made by and among Magellan Pipeline Company, L.P., a Delaware limited partnership having an office at One Williams Center, Tulsa, OK 74172 (“Magellan” or “MPC” or “Lessor”), and Motiva Enterprises LLC, a Delaware limited liability having offices at 700 Milam Street, 11th Floor, Houston, TX 77002 (“Motiva” or “Lessee”), covers lease storage for the products described below under the following terms and conditions, and is made pursuant to that certain Texas Pipeline Project Throughput and Deficiency Agreement, to be effective as of the “Effective Date” set forth therein, between the “MAGELLAN Parties” (as defined therein) and Motiva Enterprises LLC (the “T&D Agreement”) for a term as specified in Section D) hereof. Motiva and Magellan are referred to herein from time to time individually as a “Party” and collectively as the “Parties”.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth to be kept and performed by the Parties hereto, it is mutually covenanted and agreed as follows:

A)	FACILITIES: Magellan’s East Houston Terminal, North Pipeline System, Hearne and Frost Terminal(s) or any other mutually agreed location (collectively called “Facilities” or “MPC System”).

B)	FACILITY SERVICES:

1.	Products: This Agreement pertains to the storage of up to a maximum of 300,000 Barrels of “Product” (as defined in the T&D Agreement).

2.	Lease Storage:

Magellan will provide Motiva a maximum amount of 300,000 Barrels of total commingled lease storage in the Facilities for the storage of Product (“Lease Storage”). Motiva’s Lease Storage is allocated by Product as follows, with the site-specific storage being principally in East Houston:

Product	Total Lease Storage (Barrels of Working Capacity)	Maximum Site Specific Lease Storage (Barrels of Working Capacity)
RBOB	160	100
PBOB	30	30
RUL	40
PUL	0
TxLED	70	70
ULSD	0
Total	300,000	200,000

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C)	CONSIDERATION:

1.	Lease Storage Rate. Motiva will pay Magellan the following fees, as set forth in Exhibit 10.1 of the T&D Agreement with respect to Lease Storage and calculated in accordance with Section 10 of the T&D Agreement, for handling Motiva’s Lease Storage requirements under this Agreement (such fees, the “Storage Fees”).

a.	Non-Site Specific Storage: Motiva will pay Magellan the Non-Site Specific Storage rate per Barrel of Lease Storage per Month for Lease Storage where Motiva has not specified a specific location for that volume of Lease Storage. Magellan will endeavor in good faith to accommodate any request from Motiva for Non-Site Specific Lease Storage amounts beyond the 300,000 barrels maximum in the table above.

Motiva agrees to provide Magellan with no less than five (5) days of advance notice of Motiva’s desire to load or deliver at Magellan’s East Houston terminal, Motiva’s Dallas or Pasadena or Waco terminals or at Hearne or Reagan, or any other mutually agreed to destination (“Destination”) on a ratable basis a specified number of Barrels of a specified Product that Motiva has in non-site specific storage in the MPC System at the time of Magellan’s receipt of such notice (“Motiva System Barrels”). Subject to the following limitations, if Magellan’s deliveries of such Motiva System Barrels fall short of Motiva’s duly-noticed requested delivery (the “Shortfall”), then until the full amount of the Shortfall has been delivered, Magellan will pay for any difference between the ratable volume of such Shortfall for that day and the number of Magellan’s delivered Barrels of such specified Product at the specified Destination for that day at a rate of Fifteen Cents ($0.15) per Barrel per day. Magellan shall be entitled to the following number of days to ratably deliver Motiva System Barrels which such number of days will be calculated by dividing total Motiva System Barrels requested to be delivered at a particular Destination by the average daily deliveries over the previous ninety (90) days. (“MSB Time Limit”) In the event Magellan delivers Motiva System Barrels within the MSB Time Limit, no Shortfall payment shall be due. In no event will Magellan have any obligation under this paragraph for shortfalls in such requested deliveries caused by an event or occurrence of “Force Majeure” as that term is defined in T & D Agreement.

b.	Site Specific Storage: Motiva will pay Magellan the Site Specific Storage rate per Barrel of Lease Storage per Month for Lease Storage where Motiva has specified a specific location for that volume of Lease Storage. Such storage must be for periods of not less than ninety (90) consecutive days at a time unless Magellan agrees otherwise in writing. Motiva must give Magellan thirty (30) days notice via the monthly pipeline nominations process in order to specify a specific location for Site Specific Lease Storage. Magellan will endeavor in good faith to accommodate any request from Motiva for Site Specific Lease Storage amounts beyond the 200,000 barrels maximum in the table above.

Motiva shall have the option to load or deliver at any of the Destinations set forth in Section 1.a above immediately (excluding transit time) upon notice by Motiva, a specified number of Barrels of a specified Product that Motiva has in site specific storage in the MPC System at the time of Magellan’s receipt of such notice (“Motiva Site Specific Barrels”). If Magellan’s deliveries of such Motiva Site Specific Barrels fall short of Motiva’s duly-noticed requested delivery (the “Site Specific Shortfall”), then until the full amount of the Shortfall has been delivered, Magellan will pay for any difference between the ratable volume of such Shortfall for that day and the number of

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Magellan’s delivered Barrels of such specified Product at the specified Destination for that day at a rate of Fifteen Cents ($0.15) per Barrel per day. In no event will Magellan have any obligation under this paragraph for shortfalls in such requested deliveries caused by an event or occurrence of “Force Majeure” as that term is defined in that T & D Agreement.

D)	TERM OF THE AGREEMENT:

This Agreement will be effective as of the “Service Commencement Date” (as defined in the T&D Agreement) for a term that will thereafter run concurrently and co-extensively with the “Term” of (and as defined in) the T&D Agreement.

E)	ESCALATION:

The Storage Fees shall be subject to adjustment in accordance with the provisions of Section 10 of the T&D Agreement.

F)	MOST FAVORED NATIONS:

In the event a third party customer were to receive a rate lower than $0.50 per Barrel for site specific leased storage at East Houston, Frost, and/or Hearne, Motiva’s rate shall be lowered to equal the rate offered to such third party. This Section shall not apply to rates offered to third parties whose volume commitments are greater than Motiva’s aggregate storage of 300,000 BBLs. This Section shall not apply to rates offered to third parties for non-site specific storage.

Motiva’s Minimum Revenue Commitment (as that term is defined in the T&D Agreement) shall not be affected by any reduction in the site specific storage rate pursuant to this Section, unless such site specific storage rate is below $0.40 per Barrel. In the event the site specific storage rate is lower than $0.40 per Barrel, the Minimum Revenue Commitment shall be adjusted in accordance with the terms of the T&D Agreement.

G.	CONTACTS:

Magellan: Magellan Pipeline Company, L.P.
Scheduling:	Phone:	(918)574-7521
Business Development:	Phone:	(918)574-7712

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MAGELLAN PIPELINE COMPANY, L.P.

GENERAL TERMS AND CONDITIONS

FOR

LEASE STORAGE

1.	Rent Payment Terms: The first Storage Fees becoming due hereunder during the Term shall be due and payable within fifteen (15) days from the date of Lessor’s invoice or the first day of the initial month following the “Service Commencement Date”, as that term is defined in the T&D Agreement,, with continuing payments due and payable on or before the first day of each month thereafter. Rent payments are exclusive of sales/use taxes which are the responsibility of Lessee. If amounts payable by Lessee to Lessor are not paid by the due date, Lessor shall have the right to assess late payment charges on the entire past due balance until such balance is paid in full at the rate equal to the then-effective LIBOR rate, or the maximum interest rate allowed by applicable law if less. The Lease Rate, set forth on the Term Sheet, may be changed from time to time at Lessor’s sole discretion after the Initial Term, upon a minimum of forty-five (45) days prior written notice to Lessee of the effective date of the new Lease Rate. Upon receiving such notice Lessee shall have the right to terminate this Agreement provided Lessee gives Lessor written notice thirty (30) days prior to the effective date of the new Lease Rate. If Lessee does not give such written notice of termination within the time period specified above, the new Lease Rate shall become effective and Lessee shall be bound thereby pursuant to this Agreement.

2.	Measurement: Lessor shall comply with Lessor’s applicable tariff, supplements thereto or revisions thereof.

3.	Product Transportation/Reconsignment/Specifications:

A.	Subject to the provisions of this Agreement and during its term, Lessor shall increase Lessee’s maximum inventory allocation in the MPC System by the volume of product and product grade leased on the Term Sheet.

4.	Product Title/Insurance/Indemnification:

A.	Title to all Product placed in the MPC System by Lessee shall at all times remain with Lessee. Lessee shall pay any taxes, including ad valorem taxes, assessments or charges which may be assessed against the Product stored by Lessee under this Agreement. Lessee agrees to reimburse Lessor for any such taxes, assessments or charges paid by Lessor for the benefit of Lessee or as required by law on behalf of Lessee, within thirty (30) days of Lessor’s demand therefor.

B.

Lessor shall carry such casualty insurance on the MPC System as it may deem appropriate. Lessee shall insure all Product that Lessee places in the System in such amounts as it deems appropriate and assume the risk of loss for such Product

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while in the MPC System except to the extent that such loss is caused by Lessor’s failure to use such care in the storage and handling of such Product as a reasonably careful person would exercise under like circumstances. Lessee agrees to name Lessor as an additional insured on its insurance policies and waive subrogation rights against Lessor under such policies. Upon request from either Party, the other Party shall furnish certificates of insurance evidencing compliance with these insurance requirements.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS SPECIFIED OTHERWISE ELSEWHERE IN THE AGREEMENT:

C.	MAGELLAN SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS MOTIVA, ITS MEMBERS, AFFILIATES AND SUBSIDIARIES AND THEIR DIRECTORS, EMPLOYEES AND AGENTS (THE “MOTIVA INDEMNITEES”) FROM AND AGAINST ANY LOSS, DAMAGE, CLAIM, SUIT, LIABILITY, FINE, PENALTY, JUDGMENT AND/OR EXPENSE (INCLUDING REASONABLE ATTORNEYS’ FEES AND OTHER COSTS OF LITIGATION) (COLLECTIVELY “LIABILITIES”), ARISING FROM (I) INJURY, DISEASE OR DEATH OF ANY MAGELLAN EMPLOYEE, AGENT, REPRESENTATIVE OR CONTRACTOR OR (II) DAMAGE TO OR LOSS OF ANY OF MAGELLAN’S PROPERTY (INCLUDING MAGELLAN’S FACILITIES), REGARDLESS OF THE CAUSE, INCLUDING, BUT NOT LIMITED TO, THE NEGLIGENCE OF MOTIVA (OTHER THAN THE NEGLIGENCE OF MOTIVA THAT CAUSES ANY DISCHARGES, SPILLS OR LEAKS OF PRODUCT), IT BEING SPECIFICALLY UNDERSTOOD THAT MAGELLAN IS INDEMNIFYING MOTIVA FOR ITS NEGLIGENCE AS SET FORTH ABOVE. MAGELLAN SHALL ALSO DEFEND, INDEMNIFY AND HOLD HARMLESS THE MOTIVA INDEMNITEES FROM AND AGAINST ANY LIABILITIES ARISING FROM DISCHARGES, SPILLS OR LEAKS OF PRODUCT CAUSED BY MAGELLAN’S NEGLIGENCE.

D.	MOTIVA SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS MAGELLAN, ITS MEMBERS, AFFILIATES, SUBSIDIARIES AND JOINT VENTURE PARTNERS AND THEIR DIRECTORS, EMPLOYEES AND AGENTS (THE “MAGELLAN INDEMNITEES”) FROM AND AGAINST ANY LIABILITIES, ARISING FROM (I) INJURY, DISEASE OR DEATH OF ANY MOTIVA EMPLOYEE, AGENT, REPRESENTATIVE OR CONTRACTOR OR (II) DAMAGE TO OR LOSS OF ANY MOTIVA PROPERTY, REGARDLESS OF THE CAUSE, INCLUDING, BUT NOT LIMITED TO, THE NEGLIGENCE OF MAGELLAN (OTHER THAN THE NEGLIGENCE OF MAGELLAN THAT CAUSES ANY DISCHARGES, SPILLS OR LEAKS OF PRODUCT), IT BEING SPECIFICALLY UNDERSTOOD THAT MOTIVA IS INDEMNIFYING MAGELLAN FOR ITS NEGLIGENCE AS SET FORTH ABOVE. MOTIVA SHALL ALSO DEFEND, INDEMNIFY AND HOLD HARMLESS THE MAGELLAN INDEMNITEES FROM AND AGAINST ANY LIABILITIES ARISING FROM DISCHARGES, SPILLS OR LEAKS OF PRODUCT CAUSED BY MOTIVA’S NEGLIGENCE.

E.

MAGELLAN AND MOTIVA SHALL EACH DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OTHER AND ITS RESPECTIVE MEMBERS, AFFILIATES, SUBSIDIARIES AND JOINT VENTURE PARTNERS AND THEIR DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY LIABILITIES TO THIRD PARTIES FOR

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INJURY, DISEASE, DEATH OR DAMAGE TO OR LOSS OF PROPERTY, ARISING FROM THE INDEMNIFYING PARTY’S NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ITS PERFORMANCE OF THIS AGREEMENT. IN THE EVENT MAGELLAN AND MOTIVA ARE JOINTLY, CONCURRENTLY, OR CONTRIBUTORILY RESPONSIBLE FOR ANY LIABILITIES TO THIRD PARTIES, THEN THE PARTIES SHALL SHARE RESPONSIBILITY AND INDEMNIFY EACH OTHER FOR THE LIABILITIES IN PROPORTION TO EACH PARTY’S CONTRIBUTION TO THE INJURY, DISEASE, DEATH, OR DAMAGE TO OR LOSS OF PROPERTY.

THE LIMITATION OF LIABILITY PROVISIONS OF SECTION 9 APPLY, ACCORDING TO THEIR TERMS, TO THIS SECTION.

The obligations of the parties as set forth in Paragraph 4.C and 4.D shall survive the termination or expiration of this Agreement.

5.	Lessee Default: If Lessee fails, at any time, to make prompt payment of any monthly rental payment due hereunder or to perform and observe any of the terms and conditions of this Agreement, and should such default continue for thirty (30) or more days after written notice thereof by Lessor to Lessee, Lessor shall have the right, in addition to and without limitation of, all its other rights and remedies, to terminate this Agreement.

6.	Expiration/Termination of Term: Upon expiration or termination of this Agreement, Lessee shall remove from the MPC System all of its Product stored hereunder not later than the last day of the term. If Lessee fails to so remove all its Product, Lessee shall be liable for Demurrage Charges per Lessor’s applicable tariff, supplements thereto or revisions thereof, unless Lessor elects in writing in its sole discretion to waive such charges. Lessor’s acceptance of any such payment of Demurrage Charges does not, however, extend or renew this Agreement, or satisfy Lessee’s obligation to remove its Product. Notwithstanding the above, if Lessee fails to so remove its Product or if Lessee fails to pay any amount owing to Lessor hereunder when due, Lessor may, after giving ten (10) days prior written notice to Lessee, sell Lessee’s Product stored hereunder by private sale(s) but without limitation of its other rights and remedies hereunder. If such a sale is effected, Lessor shall withhold from the proceeds therefrom all amounts owed to it hereunder and all expenses of sale including, but not limited to, reasonable attorneys’ fees, rent or holdover rent as described above, and any amount necessary to discharge all liens against said Product. The balance of proceeds, if any, shall be remitted to Lessee.

7.	Force Majeure/Rent Abatement: If either party hereto is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations hereunder (except for an obligation to pay money), then by such party giving written notice and full particulars of such Force Majeure to the other party as soon as reasonably possible after the occurrence relied on as the cause, the obligation of the party giving such notice, so far as it is affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period and in no event beyond the expiration of the term of this Agreement; and such cause shall, to the extent commercially practicable, be remedied with all reasonable dispatch.

6

The term “Force Majeure” as employed herein has the meaning as defined in the T&D Agreement.

If all or any substantial part of Lessor’s facilities necessary to support the Lease Storage under this Agreement is damaged or destroyed by fire or other casualty, or is otherwise rendered unfit, and Lessor provides notice to Lessee that some amount of Lease Storage must be allocated, then Lessee shall remove its allocated share of Product from the MPC System and the rental payable hereunder shall abate proportionately, without extending the term of this Agreement, until said facilities have been fully restored; provided, however, that Lessor may, in its sole discretion, decide whether or not it shall effect a restoration. If Lessor elects not to restore all or any part of its affected facilities, Lessor shall notify Lessee in writing and this Agreement shall terminate without further obligations or liabilities of either party to the other, except as set forth in Paragraph 4.

8.	Rules and Regulations: All other rules and regulations governing transportation, reconsignment, and/or handling of Product through Lessor’s pipeline system shall be as published in Lessor’s applicable tariff, supplements thereto or revisions thereof.

9.	Limitation on Damages: Neither party shall be liable to the other party for any incidental, special or consequential damages of any kind directly or indirectly arising out of this Agreement, including but not limited to loss of profits or loss of market, even if the other party has been advised of such possibility.

10.	Assignment: Neither Party may assign this Agreement, or any of its rights or obligations hereunder (either in whole or in part), without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. It is understood, however, that by such assignment, the assigning Party does not thereby avoid obligations imposed by the terms and provisions of this Agreement, past, present, or future, unless otherwise agreed in writing.

Lessee shall have the right to sublease its storage under this Agreement subject to Lessee’s prior written consent, which such consent may not be unreasonably withheld. If such a sublease is to a third party, rather than to a Related Party (as that term is defined in the T&D Agreement), the Most Favored Nations clause set forth in the first paragraph of Section F) of this Agreement shall not apply during the term of such 3rd-party sublease.

11.	Notices: Notices under this Agreement shall be deemed to have been sufficiently given or served for all purposes if hand-delivered to the party, or if sent by facsimile with telephone confirmation of receipt, addressed to the party as set forth below or to such other address as one party may have directed in writing to the other party prior to the mailing of any such notice.

To Lessor:	Magellan Pipeline Company, L.P.
One Williams Center, Suite 3100
Tulsa, OK 74172
Attention: Manager, Commercial Development
Phone: (918) 574-7712
Fax: (918) 574-7444

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To Lessee:	Motiva Enterprises LLC
909 Fannin Street
Houston, TX 77010
Attention: Manager, Business Strategy
Phone: (713) 230-2976
Fax: (713) 230-7898

12.	Confidentiality: Shall be governed by the Confidentiality provision(s) of the T & D Agreement.

13.	No Third Party Beneficiary: Nothing contained in this Agreement shall be considered or construed as conferring any right or benefit on a person not a party to this Agreement and neither this Agreement nor the performance hereunder shall be deemed to have created a joint venture or partnership between the parties.

14.	Severability: Both parties expressly agree that it is not the intention of either party to violate public policy, Lessor’s published tariffs, or state or federal statutory or common laws and that if any sentence, paragraph, clause or combination thereof in this Agreement is in violation of the same, such paragraph, clause, or sentence, or combination of the same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto.

15.	Compliance. During the term hereof, Lessee and Lessor shall comply with all laws and regulations which may be applicable to Lessee’s use of its leased System storage space. Lessor acknowledges that it has responsibility for compliance with all applicable environmental, health and safety laws and regulations relating to its System and agrees that it will notify Lessee of such non-privileged compliance matters as may adversely affect Lessee’s Product or its ability to safely store the same in the System pursuant to this Agreement

If Lessee becomes aware of actual or potential noncompliance or environmental, health or safety risk at the facility, Lessee shall have the right, but not the obligation, to take any of the following steps: (1) removal of Lessee’s Product from the System until such noncompliance is corrected; and/or (2) immediately terminate this Agreement.

16.	Governing Law: This Agreement shall be governed by, and in accordance with, the laws of the State of Texas, without regard to choice of law principles.

All disputes relating to this System Lease Agreement shall be governed by the dispute resolution provisions of the T&D Agreement.

17.	Product Losses: Any losses of Product covered by this Agreement will be handled according to the terms of the T&D Agreement.

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Exhibit B

to

Texas Pipeline Project Throughput and Deficiency Agreement

RULES AND REGULATIONS

GOVERNING THE TRANSPORTATION AND HANDLING OF

PRODUCTS

BY PIPELINE FROM

ORIGINS IN TEXAS TO DESTINATIONS IN TEXAS

Carrier will accept and transport Products offered for transportation through Carrier’s facilities as provided in this Rules and Regulations Tariff.

DEFINITIONS

ITEM 15 – DEFINITIONS

“ATLAS” means Automated Transportation Logistics Activity System. ATLAS is a computerized information system to which all Shippers have access upon request. ATLAS enables Shippers to nominate and release product and to monitor and coordinate the movement of Products while on Carrier’s system.

“Barrel” means forty-two (42) United States gallons at sixty (60) degrees Fahrenheit.

“Carrier” means and refers to Magellan Pipeline Company, L.P..

“Consignee” means and refers to the party having ownership of Product transferred to them.

“Consignor” means the party, which tendered Products to Carrier.

“Destination” means the facility in Texas at which Carrier delivers Products out of Carrier’s pipeline.

“Inventory Owner” me and the party, either Shipper or Consignee, holding title to Products in Carrier’s terminal.

“Origin” means the facility of Carrier in Texas at which Carrier receives Products into Carrier’s pipeline.

“Origin Release” means the written commitment of a Consignor to schedule a batch of Products into Carrier’s facilities.

“Product(s)” means the commodities more specifically defined in Item 20 and meeting the specifications referenced in Item 40.

“Shipment Request” represents a commitment by an established Shipper to receive Product from an Origin point into the Carrier’s system.

“Shipper” means the party who contracts with the Carrier for transportation of Products pursuant to the terms of this tariff.

“Tender” means an offer by a Shipper to a Carrier of a stated quantity of Products from a specified Origin or Origins to a specified Destination or Destinations pursuant to the terms of this tariff.

“Transit Time” means the time a shipment would take to move from Origin to Destination.

COMMODITY DESCRIPTION AND MEASUREMENT

ITEM 20 – PRODUCTS DEFINED

The term “Products” refers to Products meeting applicable Carrier specifications, as set forth in Item 40.

ITEM 25 – TRANSMIX HANDLING

Transmix occurring in the Carrier’s system that cannot be combined with compatible products shall be retained in Carrier’s custody for disposal by the Carrier on behalf of the Shippers to ensure efficient operations of the pipeline.

The total Transmix accumulated in Carrier’s system will be allocated to all Shippers in proportion to each Shipper’s barrels received into the system from all Shippers in a calendar month. Carrier shall dispose of the Transmix for Shippers and provide each Shipper with its proportionate share of net proceeds from the sale of the Transmix.

ITEM 30 – VOLUME CORRECTIONS AND TENDER DEDUCTIONS

In measuring the quantity of Products received and delivered, correction shall be made from volume at actual or observed temperature to volume at sixty (60) degrees Fahrenheit.

A tender deduction of one-tenth of one percent (0.1%) by volume will be made on the quantity of Products accepted for transportation from all Origins.

PRESHIPMENT REQUIREMENTS AND PROCEDURES

ITEM 35 – COMMODITY

Carrier is engaged in the transportation of Products and therefore will not accept any other commodities for transportation. No Products will be received for transportation except good, merchantable Products of substantially the same kind and quality as that being currently transported through the same facilities for other Shippers. Consignor and Shipper warrant to Carrier that any Products tendered to Carrier conform with the specifications for such Products and are merchantable. Products of substantially different grade or quality will be transported only in such quantities and upon such terms and conditions as Carrier and Shipper may agree.

ITEM 40 – TESTING AND MEASURING

Products shall be accepted for transportation only when such Products meet all required specifications as uniformly established by Carrier as stated in the following documents and found at the public website www.magellanlp.com/specs.asp or on request.

Notification to Shippers of changes in these documents are made via this tariff. If a prospective Shipper should desire current specifications, such Shipper may access the website mentioned above. Demonstration of conformance with the product specifications shall be made through the submission of a Certificate of Analysis that accurately represents the product characteristics. Accuracy of the Certificate of Analysis is the sole responsibility of the party who establishes the Origin Release. Costs associated with handling, distribution, and disposal of products that enter the system that do not meet the product specifications shall be borne entirely by the party who establishes the Origin Release.

ITEM 45 – SCHEDULING OF SHIPMENTS

Products shall be accepted for transportation at such time as Products of the same specifications are currently being transported from point of Origin to a Destination or Destinations in accordance with schedules of shipments and consignments to be issued from time to time to each Consignor by the Carrier. Such schedules may be modified from time to time in the manner and to the extent reasonably desirable to facilitate the efficient and economical use and operation of the Carrier’s facilities and to reasonably accommodate Consignor’s needs for transportation. Shippers may elect to utilize Carrier’s “ATLAS” system to schedule shipments. Origin Releases and Shipment Requests should be completed fourteen (14) days before the scheduled entry date of product into Carrier’s facilities. If an Origin Release or Shipment Request is not timely submitted, Carrier will handle in a manner to facilitate the efficient, economic use and operation of the Carrier’s facilities and to reasonably accommodate Consignor’s needs for transportation of product. MPL will provide a pump date for a completed nomination a minimum of seven (7) days prior to the release date.

ITEM 50 – PRORATION OF PIPELINE CAPACITY

When the total volume of the various commodities offered for shipment on Carrier’s facilities, in accordance with the procedures for scheduling of shipments, is greater than can be transported within the period covered by such schedules, then commodities offered by each Shipper for transportation will be transported in such quantities and at such times, to the limit of Carrier’s normal operating capacity, so as to avoid unjust discrimination or undue preference among Shippers and to fulfill requirements of governmental agencies. If pipeline capacity must be allocated, the allocation will be based on Shipper’s historical shipments through Carrier’s facility to which access must be allocated.

New Shippers (i.e., Shippers without a loading history over the preceding twelve (12) months), in aggregate, shall be allocated capacity up to a maximum of 5% of the pipeline capacity. All subsequent allocations of capacity shall be based on the history developed by the Shipper.

ITEM 60 – ACCEPTANCE FREE FROM LIENS AND CHARGES

The Carrier shall have the right to reject any Products when tendered for shipment which may be involved in litigation, the title of which may be in dispute, or which may be encumbered by lien or charge of any kind.

ITEM 65 – CORROSION INHIBITORS

Consignor may be required to inject oil-soluble corrosion inhibitor, approved by Carrier, in the Products to be transported.

ITEM 70 – FACILITIES REQUIRED AT ORIGIN AND DESTINATION

SECTION A. The Carrier will not, under this tariff, provide storage or other tankage facilities at points of Origin and/or at Destinations. Products will be accepted for transportation only when the Carrier has ascertained, to its satisfaction, that there are facilities at the Destination which are available for receipt of the shipment as it arrives without delay.

SECTION B. In the event Consignor or Consignee fails to provide adequate facilities at the Destination for receipt as provided in Section A hereof, Carrier shall have the right, on 24 hours notice, to divert or re-consign, subject to the rates, rules and regulations applicable from point of Origin to actual final Destination, or make whatever arrangements for disposition as are deemed appropriate to clear the Carrier’s facilities, including the right of private sale for the best price reasonably obtainable. The Carrier may be a purchaser at such sale. Out of the proceeds of said sale, the Carrier shall pay itself all transportation and other applicable lawful charges and necessary expenses of the sale and the expense of caring for and maintaining the Products until disposed of and the balance shall be held for whomsoever may be lawfully entitled thereto.

ITEM 75 – PAYMENT OF TRANSPORTATION AND OTHER CHARGES

The transportation and all other applicable lawful charges, except demurrage charges, accruing on Products accepted for transportation shall be paid before release of Products from the custody of Carrier. If required, all such applicable charges shall be prepaid at point of Origin. Products accepted for transportation shall be subject to a lien for all applicable current and antecedent lawful charges.

ITEM 80 – TAX REGISTRATION

Consignors and Consignees shall be required to provide proof of registration with or tax exemption from the appropriate Federal and/or State tax authorities related to the collection and payment of fuels excise tax or other similar taxes, levies, or assessments. Failure of the Consignor and Consignee to do so shall not relieve the Consignor or Consignee from the obligation to pay any such tax, levy, or assessment. Any tax, levy, assessment, or other charge imposed by such authority against Carrier as the result of such failure shall be collected by Carrier under the provisions of Item 75.

ITEM 85 – PIPEAGE CONTRACTS REQUIRED

Separate pipeage contracts in accordance with this tariff and these regulations covering further details may be required of a Shipper before any duty to transport shall arise.

TRANSPORTATION SERVICES AND RELATED REQUIREMENTS

ITEM 90 – MINIMUM SHIPMENT

SECTION A. A shipment of 25,000 Barrels or more of Products, of the same required specifications only, shall be accepted for transportation at one point of Origin from one Consignor.

SECTION B. A shipment of not less than 5,000 Barrels of Products, of the same specifications only, shall be accepted for transportation at one point of Origin from one Consignor subject to delay until Carrier has accumulated at receiving point the minimum shipment described in Section A of the same specifications from the same or other Consignors.

ITEM 95 – MINIMUM CONSIGNMENT

SECTION A. A consignment of Products of the same specifications may be made as provided in Section B herein to one Consignee at any Destination subject to the rates, rules and regulations applicable from point of Origin to final Destination.

SECTION B. A consignment of Products of the same specifications may be made as follows:

(1)	Except as otherwise provided, a minimum of 10,000 Barrels of the same product must be consigned to a Destination.

(2)	Any quantity of barrelage may be consigned to a Destination provided that the Carrier can consolidate such consignment with other barrelage so that the total barrelage is 10,000 or more Barrels of the same specifications consigned to the same Destination by the same or other Consignors.

ITEM 110 – RECONSIGNMENT

If no out-of-line or backhaul movement is required and if the current scheduled operations will permit, Consignor may reconsign, without charge, any shipment that is in Carrier’s possession to Destinations subject to the rates, rules and regulations applicable from point of Origin to actual final Destination.

Additional Transit Time is applied on reconsignments.

Backhaul reconsignments are not allowed. A reconsignment is considered a backhaul when the Transit Time from the Origin of the inventory to the new location is less than the Transit Time from the Origin to the original location.

Reconsignment shall not prevent or change the running of time used in computing the demurrage charge, except that no demurrage charge shall accrue thereon from midnight of the day such consignment is removed from the tankage for transportation to the Destination to which reconsigned.

ITEM 120 – APPLICATION OF RATES FROM OR TO INTERMEDIATE POINTS

Shipments of Products accepted for transportation from any Origin or to any Destination not named in any tariff making reference hereto, which Origin or Destination is directly intermediate to any Origin or Destination from or to which a rate applying though such unnamed point is published, the Carrier will apply, from or to such unnamed intermediate point, the rate published from or to the next more distant point specified in the tariff.

ITEM 125 – IDENTITY OF SHIPMENT

Because it is impracticable to maintain the identity of each shipment or consignment of Products, substitution of barrelage, but not substitution of one kind of Product for another by Carrier, shall be permitted.

ITEM 130 – DELIVERY TO DESTINATION

Upon arrival at Destination, Products shall be delivered into terminal or other facilities provided by the Consignor or Consignee, or into terminal facilities furnished by the Carrier where Carrier furnishes terminal facilities, pending receipt by Carrier from Consignor or Consignee of instructions relative to the further transportation thereof.

ITEM 135 – DEMURRAGE CHARGES

In order to provide space for delivery of succeeding shipments in Carrier’s tankage or to otherwise prevent or relieve congestion at Destinations where Carrier provides tankage, Carrier may give notice to Consignors or Consignees to remove Products from such terminal facilities. Products specified in the notice which are not removed at the close of a five (5) day period, beginning the day after such notice is sent by the Carrier, shall be subject to a demurrage charge of five cents (5¢) per Barrel per day until removed. Demurrage charges shall be payable upon presentation of an invoice by the Carrier.

SPECIAL AND ANCILLARY SERVICES AND RELATED REQUIREMENTS

ITEM 140 – DIESEL HANDLING

Pursuant to the Environmental Protection Agency’s (EPA’s) regulation of 40 CFR Part 80 Subpart I, Carrier has established a diesel handling surcharge to recover prudently incurred costs necessary for carrier to facilitate the handling of both high and low sulfur diesel products, (excluding home heating oil, and gasoline).

The diesel surcharge of eighty-one hundredths cents per barrel (.81 cpb) will apply only to the shipments of diesel products.

The surcharge will have a ten year life, whereupon at the end of the tenth year the surcharge will be cancelled. At the end of each annual period, Carrier will adjust the diesel surcharge upward or downward based on the previous year’s applicable actual volumes and costs.

ITEM 145 – CHARGES FOR SPILL COMPENSATION ACTS AND REGULATIONS

In addition to the transportation charges and all other charges accruing on Products accepted for transportation, a per Barrel charge will be assessed and collected in the amount of any tax, fee, or other charge levied against the Carrier in connection with such

Products pursuant to any Federal, State, or Local act or regulation which levies a tax, fee, or other charge on the receipt, delivery, transfer, or transportation of such Products within their jurisdiction for the purpose of creating a fund for the prevention, containment, clean up, and/or removal of spills and/or reimbursement of persons sustaining such costs or losses therefrom.

ITEM 150 – COMMUNICATION FACILITIES

Shippers may use the Message Facility of Carrier’s “ATLAS” system to conduct pipeline business only. All messages are subject to audit. Use of the Carrier’s “ATLAS” system for any purpose, other than to conduct pipeline business will cause Shipper’s privilege of use to be suspended for twelve (12) months. Carrier will not be liable for nondelivery of messages or for errors or delays in transmission or interruption of such service.

LIABILITY AND CLAIM SETTLEMENT

ITEM 155 – DUTY OF CARRIER

The Carrier shall transport and deliver into terminal facilities at Destination, with reasonable diligence, the quantity of Product accepted for transportation, less the appropriate tender deduction, but will not be liable for delays in transportation of Products to a particular market.

In the event of non-delivery due to interface cuts or other operating losses in excess of the tender deduction, the Carrier shall have the right to satisfy any claim by product replacement or cash payment.

ITEM 160 – LIABILITY OF CARRIER

The Carrier shall not be liable for any delay in transportation services or loss of Products caused by any event or occurrence beyond Carrier’s reasonable control (“Force Majeure”); public authority, or risks of contraband or illegal transportation or trade; or any cause not due to fault or negligence of Carrier. In the event of such loss, each owner shall bear the loss in the same proportion as its share of the total quantity of the kind of product involved in the loss in the custody of the Carrier at the time of such loss. Each Shipper or Consignee shall be entitled to receive only so much of its share remaining after its due proportion of the loss is deducted. The Carrier shall compute the quantities of loss and shall prepare and submit a statement to the Shippers of Consignees showing the apportionment of the loss among the Shippers or Consignees involved.

The Carrier shall not be liable for discoloration, contamination or deterioration of Products transported unless such discoloration, contamination or deterioration results from the negligence of the Carrier. In the event of such damage, each Shipper’s or Consignee’s share of the damaged Product shall be in the same proportion as its share of the total quantity of shipments involved and each such Shipper or Consignee shall be allocated only its proportionate share of damaged Product.

In no event shall Carrier be liable to any Shipper or Consignee for any losses or damages, including special, punitive, exemplary, consequential, incidental or indirect losses or damages howsoever caused, (including but not limited to loss of revenue, loss of profits or present or future opportunities) whether or not foreseeable, and irrespective of the theory or cause of action upon which such damages might be based, except for such actual losses or damages sustained as a result of, and to the extent of, Carrier’s negligence.

ITEM 165 – CLAIMS: TIME FOR FILING

Claim for any delay, damage to, or loss of Products must be made in writing to the Carrier within nine (9) months after delivery from the Carrier’s facilities of the shipment involved at the Destination to which such shipment was consigned, or in case of failure by Carrier to deliver, then within nine (9) months after the date upon which delivery would have reasonably been completed by Carrier. Such written claim, as aforesaid, shall be a condition precedent to any suit.

Suit for any delay, damage to, or loss of Products shall be instituted within two (2) years and one (1) day after notice in writing is given by the Carrier to the claimant that the Carrier has disallowed the claim or any part thereof specified in the notice.

Claims or suits for delay, damage to, or loss of Products not filed or instituted in accordance with the foregoing provisions will not be paid, and Carrier will not be liable.

Exhibit C

To

Texas Pipeline Project Throughput and Deficiency Agreement

Terminalling Agreement

This Terminalling Agreement (“Agreement”) between Magellan Pipeline Company, L.P., a Delaware limited partnership with offices at One Williams Center, Tulsa, OK 74172 (“Magellan”), and Motiva Enterprises LLC, a Delaware limited liability company with offices at 700 Milam Street, 11th Floor, Houston, TX 77002 (“Customer”), covers the handling and throughput of the products described below under the following terms and conditions, and is made pursuant to that certain Texas Pipeline Project Throughput and Deficiency Agreement, effective as of the “Effective Date” set forth therein, by and between the “MAGELLAN Parties” (as defined therein) and Motiva Enterprises LLC (“T&D Agreement”). Magellan and Customer hereinafter are referred to individually as a “Party” or collectively as the “Parties”.

I.	Term. This Agreement will be effective as of the “Service Commencement Date” (as defined in the T&D Agreement) for a term that will thereafter run concurrently and co-extensively with the “Term” of (and as defined in) the T&D Agreement.

II.	Terminal. Magellan will provide the terminalling services described in this Agreement at its terminal(s) located at Magellan’s East Houston Terminal (the “Terminal”).

III.	Product. Magellan will store and handle “Product” (as defined in the T&D Agreement) for Customer, including the following:

A.	RFG regular unleaded gasoline (RBOB)

B.	RFG premium unleaded gasoline (PBOB)

C.	Texas low emissions diesel fuel (TxLED)

D.	Denatured ethanol (Ethanol)

E.	Ultra low sulfur diesel requiring TxLED additive

Product will comply with the Magellan Pipeline Company, L.P. specifications for fungible commodity of that grade, as succeeded or amended. In addition, denatured ethanol will comply with the Magellan product grade specification for fungible commodity of that grade, as succeeded or amended.

IV.	Volume Commitment/Capacity Limitation. Customer is not required to throughput a minimum volume of Product at the Terminal truck loading rack; however, Magellan will provide Customer the ability to load 255,500 Barrels of Product per month at the Terminal truck loading rack. Customer may load additional Product if additional truck loading rack capacity is available per Magellan.

V.	Truck Rack Throughput Fee. Customer will pay Magellan the rate per Barrel of Product loaded out the Terminal truck loading rack at the Truck Rack Throughput Rate as set forth in Exhibit 10.1 of the T&D Agreement and as calculated in accordance with Section 10 of the T&D Agreement.

VI.	Additional Fees. Except as specifically provided in this Agreement, Customer will pay Magellan the fees as set forth in Exhibit 10.1 of the T&D Agreement and as calculated in accordance with Section 10 of the T&D Agreement for the following services performed by Magellan:

•	Injection of gasoline with Customer’s proprietary additive supplied by Customer.

•	Injection of gasoline with a generic gasoline additive supplied by Magellan.

•	Blending of Denatured Ethanol delivered into and stored at Terminal for customer’s account.

•	Injection of Distillate with lubricity additive supplied by Magellan.

•	Injection of Distillate with red-dye additive supplied by Magellan.

•	Injection of Distillate with TxLED additive supplied by Magellan.

•

To the extent that the costs incurred by Magellan in purchasing any of the generic additives actually added to Customer’s Product exceed the amount of the increase calculated in accordance with Section 10 of the T&D Agreement, such excess shall be a fee that Magellan may bill to Customer.

VII.	MOST FAVORED NATIONS

In the event Magellan offers a Terminal Throughput Rate and/or proprietary gasoline additive fee to a third party that is lower than that paid by Motiva, Motiva’s rates shall be lowered to an amount equal to the rate offered to said third party. However, this Section shall only apply where Motiva’s average monthly throughput for a calendar year is equal to, or greater than, 300,000 BBLs. This Section shall not apply to rates offered to third parties who are existing customers, or third parties currently in negotiation with Magellan, at the time this Agreement is executed. Magellan shall provide Motiva with a list of such existing customers upon execution of this Agreement. In addition, this Section shall not apply where a third party’s aggregate throughput commitment value exceeds that of Motiva. For example: If third party customer were to commit 600 MBPM to East Houston for a term of 10 years at a rate of $0.20, the aggregate commitment would be $14.4 MM. If Motiva were to throughput 300 MBPM at a rate of $0.25 for 15 years, the aggregate commitment would be $13.5 MM. In such an instance, this Most Favored Nations Section would not be applicable.

In the event Motiva’s Terminal Throughput Rate and/or proprietary gasoline additive fee is reduced in accordance with this provision, Motiva’s Minimum Revenue Commitment, as defined in the T&D Agreement shall be adjusted in accordance with the terms of the T&D Agreement.

VIII.	Notices. Any notice made under this Agreement will be in writing either delivered by overnight courier to the relevant address set forth below or faxed with uninterrupted transmission confirmed by transmission report to the number set forth below. Either Party may change their notice address and fax number upon notice to the other Party at least ten (10) days in advance of the effective date of the change.

Magellan Pipeline Company, L.P.	Motiva Enterprises LLC
Attn: Manager, Commercial Development	Attn: Manager, Business Strategy
One Williams Center	700 Milam Street, 11th Floor
Tulsa, OK 74172	Houston, TX 77002
Phone: (918) 574-7712	Phone: (713) 230-2976
Fax: (918) 574-7444	Fax: (713) 230-7898

IX.	Schedules. The following schedules are attached hereto and incorporated herein: Schedule “A”-General Terms and Conditions.

X.	ATLAS. Product inventories at the Terminal are managed through Magellan’s Automated Transportation Logistics Activity System (“ATLAS”) software. Prior to shipping any Product to the Terminal, Customer will be required to enter into an ATLAS access agreement with Magellan.

Magellan Pipeline Company, L.P.		Motiva Enterprises LLC
By Magellan Pipeline GP, LLC, Its General Partner

By:	/s/ Michael N. Mears	By:	/s/ Brian P. Smith
Name:	Michael N. Mears	Name:	Brian P. Smith
Title:	Chief Operating Officer	Title:	Vice President Supply Distribution & U.S. Commercial Marketing

Schedule “A”

General Terms and Conditions

1.	Definitions. In addition to the definitions provided elsewhere in this Agreement, the following definitions will apply:

1.1	“Actual Volume” means the actual volume of Product throughput at the Terminal in a Quarter.

1.2	“Additive” means any generic additive, proprietary additive, red dye, de-icer, lubricity or conductivity additive as may be injected into Customer’s Product.

1.3	“Affiliate” shall mean “Related Party” as defined in the T&D Agreement.

1.4	“Barrel” shall mean 42 United States standard gallons at 60 degrees Fahrenheit.

1.5	“Business Hours” means 8:00 AM to 5:00 PM (Central or Eastern Standard Time, as applicable to the Terminal), Monday through Friday, excluding holidays.

1.6	“Carrier” means any trucker, trucking company or motor vehicle receiving or delivering Product at the Terminal on behalf of, at the request of, or for the benefit of Customer.

1.7	“Contractor” means any contractor requesting access to the Terminal in connection with this Agreement on behalf of, at the request of, or for the benefit of Customer or Customer’s Carriers.

1.8	“Contract Year” shall mean the period beginning on the Service Commencement Date or any anniversary therof and ending 365 consecutive days (366 days in the case a period has February 29th) later.

1.9	“EPA” means the United States Environmental Protection Agency.

1.10	“Environmental Law” means any and all applicable laws, policy, permit, judicial or administrative interpretation thereof, or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, ground water, land surface or subsurface strata, endangered species or wetlands), occupational health and safety, and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

1.11	“Gallon” means 231 cubic inches temperature corrected to 60 degrees Fahrenheit.

1.12	“Law” shall have the meaning set forth in the T&D Agreement.

1.13	“Liabilities” means, subject to the limitation of liability contained in this Agreement, any claims, actions, judgments, liabilities, losses, costs, damages, fines, penalties and expenses of any kind related to or that arise out of this Agreement (including reasonable attorneys’ fees, expert fees and court costs).

1.14	“Low Sulfur Diesel or LSD” means #2 diesel fuel with a sulfur content of 500 ppm or less, and greater than 15 ppm, which may be designated as MV or NRLM.

1.15	“MV” means motor vehicle fuel.

1.16	“NRLM” means Nonroad, Locomotive and Marine fuel.

1.17	“ppm” means parts per million.

1.18	“Quarter” means each successive three (3) month period during the Term.

1.19	“RVP” means reid vapor pressure.

1.20	“TCEQ” means Texas Commission on Environmental Quality.

1.21	“Terminal” means Magellan’s terminals as specified in Section II of this Agreement.

1.22	“Transmix” means the resulting mixture of various Products as commingled together in a storage tank after the occurrence of interface cuts, downgrades or some other Product specification change. For purposes herein, off-specification Product means such Product failing to meet the required applicable Product specification or any other Product specification as can be handled by the Terminal, and therefore, such off-specification Product must be placed into Transmix storage

1.23	“TxLED” means Texas Low Emission Diesel fuel.

1.24	“Ultra-Low Sulfur Diesel or ULSD” means #2 MV diesel fuel with a sulfur content of 15 ppm or less.

1.25	“VOC” means volatile organic compound.

2.	Terminalling Services.

2.1	Receipt and Delivery of Product.

(A) All pipeline receipts and deliveries will be made in accordance with the following procedures: Except where Products are delivered by Magellan, customer will notify Magellan of all proposed pipeline receipts and deliveries as soon as reasonably possible after Customer receives a schedule from the pipeline company. Magellan will notify Customer as soon as reasonably possible after each notice of proposed pipeline receipt or delivery either that it will accommodate such or that it conflicts with a previously scheduled pipeline movement or use of available tankage. In the case of a conflict, Magellan will advise Customer of the next open dates that the Terminal can accommodate the proposed pipeline receipt or delivery. Magellan will use reasonable efforts to accommodate Customer’s proposed pipeline receipts and deliveries, taking into account the needs of Customer, Magellan and other parties terminalling products at the Terminal. Pipeline receipts and deliveries of Product may be made 24 hours per day, 7 days per week.

(B) All Carrier receipts and deliveries will be made in accordance with the Terminal’s operating procedures. Delivery of Product from the Terminal may be made 24 hours per day, 7 days per week. Magellan may restrict deliveries of Product from the Terminal to maintain a positive inventory balance for Customer. Receipt of Product by the Terminal from a Carrier will be in accordance with the operating hours established and posted by the Terminal.

(C) Magellan may require each Carrier and Contractor to execute an access agreement prior to entering the Terminal, and loading or unloading Product at the Terminal. Carriers and Contractors must comply with the access agreement, rules and procedures of the Terminal, and Carriers must undergo training regarding loading and unloading at the Terminal. Customer will require its Carriers and Contractors to comply with Law, and carry all necessary liability and pollution insurance as may be required by Law. Magellan may exclude any Carrier or Contractor from the Terminal who fails to execute or to comply with an access agreement, fails to comply with the rules and procedures of the Terminal, fails to attend or comply with training, or, in Magellan’s reasonable opinion, poses a risk to the Terminal, its personnel, the public or the environment.

(D) Customer and Customer’s Carrier and agents shall be registered with the EPA in accordance with 40 CFR § 80.597 and provide such registration number to the Terminal prior to any deliveries of designated Product. Customer and Customer’s Carrier and agents shall provide to the Terminal a Product Transfer Document (“PTD”) as required by Law upon the delivery and custody transfer of designated Product to the Terminal.

2.2 Quality. Customer warrants that Product delivered to the Terminal complies with Law, including RVP and VOC regulations, all applicable tariff rules and is of the grade specified in this Agreement. Magellan may change the type or grade of Product handled at the Terminal upon thirty (30) days notice to Customer. Customer further warrants that designated ULSD delivered to the Terminal complies with the quality specifications as required herein and shall not exceed a sulfur content of 13 ppm.

If Product that Customer tenders for delivery to the Terminal fails to comply with the quality requirements as required herein, Magellan shall promptly notify Customer thereof and may, in Magellan’s sole discretion, (i) reject the non-conforming Product and refuse to take delivery, (ii) take delivery of the non-conforming Product and downgrade or redesignate such to an appropriate designation of fuel or (iii) take delivery of the non-conforming Product and take steps necessary to remediate such in order to meet such quality requirements. Magellan will cooperate, to the extent possible, with Customer in the determination of the resulting product from any downgrade or redesignation of Customer’s Product that may occur in accordance with (ii) above. Magellan reserves the right at any time during delivery of non-conforming Product in accordance with (ii) or (iii) above, to halt delivery and refuse to take further delivery of the same.

Customer will bear the cost for Magellan to receive, deliver, store, handle, downgrade, redesignate or remediate non-conforming Product. Magellan shall have no liability to Customer arising out of the refusal to accept delivery of Product that fails to meet the quality requirements as herein required, or arising from the downgrade or remediation of the Product in accordance with (ii) or (iii) above. Magellan reserves the right, at its election, to refuse to redeliver Customer’s Product that fails to comply with Law. Should Magellan, upon Customer’s request, deliver out of the Terminal Product that fails to comply with Law, Customer will release, indemnify, defend and hold harmless Magellan, its parents and Affiliates, and its and their respective officers, directors, employees, agents and other representatives from and against any Liabilities arising out of the delivery.

2.3 Quality Testing. Magellan may perform quality control testing. Quality testing will be made in accordance with American Society for Testing and Materials (ASTM) standards. Magellan may maintain a quality assurance program to include a periodic sampling and testing program. The results of any tests performed by Magellan will be conclusive and binding on both Parties, except in the event of fraud or manifest error. Customer may at any time appoint a mutually acceptable qualified lab or independent inspector (in a case dealing with ULSD, it will be an EPA qualified lab or inspector) to test quality of a Product. Customer will pay for the cost of any independent lab or inspector. If an independent inspector is not present to test quality when Product is delivered to or loaded from the Terminal, the results of tests made by Magellan will be conclusive and binding on both Parties, except in the event of fraud or manifest error. Any discrepancy or dispute over quality shall be resolved prior to Customer’s independent inspector leaving the Terminal; otherwise, results of tests made by Magellan will be conclusive and binding on both Parties.

2.4 Quantity. Quantity determination will be made in accordance with American Petroleum Institute (“API”) standards. The quantity of Product delivered to the Terminal will be determined by pipeline or truck custody transfer meter readings. The quantity of Product received from the Terminal will be determined by truck rack meter readings. Quantity determinations will be binding on both Parties absent fraud or manifest error.

2.5 Custody Transfer Point. For deliveries to the Terminal, Customer shall be deemed to have custody, control and responsibility for Product until it enters Magellan’s pipeline receiving flange or receiving hose, as the case may be, and for receipts from the Terminal, Customer shall be deemed to have custody, control and responsibility for Product when it leaves Magellan’s pipeline delivery flange, loading arm or delivery hose, as the case may be (the “Custody Transfer Point”). Magellan will not be liable for any damage or loss to Customer’s Product arising before it enters Magellan’s custody and control or after it has left Magellan’s custody and control.

2.6 Terminal Operations. Control and operation of the Terminal will rest exclusively with Magellan. Magellan will be an independent contractor with respect to all services it provides under this Agreement. Magellan may suspend operations at the Terminal if Magellan reasonably believes that any person, equipment or the environment is at risk of injury or damage. This Agreement is made as an accommodation to Customer, and in no event will Magellan’s services be deemed to be those of a public utility or common carrier. If any action is taken by a governmental authority to declare Magellan’s services those of a public utility or common carrier, Magellan may by notice to Customer terminate this Agreement on the effective date of such action.

2.7 Compliance with Law. Each Party will comply with Law in all material respects in the performance of this Agreement. Customer will provide Magellan with any information, documentation, or other materials as required by Law for the receipt, storage and handling of Product. At Magellan’s request, Customer will provide Magellan with a material safety data sheet for each Product prior to delivery of that Product to the Terminal. Customer acknowledges that Magellan may have an obligation under Law to disclose information regarding Product to governmental authorities, parties handling Product, parties exposed to Product, and to the general public, and Customer will promptly provide Magellan with any information required by Law for such disclosures. Customer will prepare, file and maintain copies of all reports required by Law to be filed with any federal, state or local governmental authority concerning the receipt, delivery, storage, handling and blending of Product, and Customer will provide a copy of any such reports to Magellan upon their preparation.

2.8 RVP/VOC Blend Down. In order to reduce Gasoline RVP or VOC levels at the Terminal by the date required by Law, Magellan may require that the Gasoline a Customer delivers to the Terminal have an RVP or VOC less than the current RVP or VOC allowed by Law.

2.9 Commingled Storage. Product may be commingled in Terminal tankage with the Product of other Terminal customers. Should the Product delivered by Customer into Terminal tankage contaminate, dilute or otherwise damage the Product of the other Terminal customers in the tankage, Customer shall be liable for, indemnify, defend and hold harmless Magellan, its parents and Affiliates, and its and their respective officers, directors, employees, agents, and other representatives from and against all Liabilities arising from or in connection with curing, removing, redesignating, downgrading or to remediate the product as contaminated by Customer’s Product, except to the extent that any such Liabilities arise from the negligence or willful misconduct of Magellan. If such an event should occur, Magellan will promptly notify Customer and in Magellan’s sole discretion, will proceed with either curing, redesignating, downgrading or, if possible, to remediate the product. Magellan will cooperate, to the extent possible, with Customer in the determination of the resulting product from any downgrade or redesignation of Customer’s Product that may occur from such an event.

Should Customer’s Product be contaminated, diluted or otherwise damaged while held in commingled Terminal tankage by another Terminal customer’s product, the Customer will be promptly notified and in Magellan’s sole discretion, will proceed with either curing, redesignating, downgrading or, if possible, to remediate the product. Magellan will cooperate, to the extent possible, with Customer in the determination of the resulting product from any downgrade or redesignation of Customer’s Product that may occur from such an event.

2.10 ULSD Services.

(A) Intentional Downgrade Limitation. After Customer’s ULSD has been received by the Terminal, Customer shall not make any intentional downgrade of ULSD to any other designated MV fuel without the prior approval of Magellan.

(B) Redesignation Limitation. In order for Magellan to maintain compliance with EPA redesignation limits under regulation 40 CFR § 80.598 (as succeeded or amended), Customer shall not make any redesignations of NRLM fuel to MV fuel without the prior approval of Magellan after Customer’s ULSD has been received by the Terminal. If redesignation of NRLM to MV occurs, Customer shall redesignate the same volume of MV to NRLM within two (2) pipeline cycles or ten (10) days prior to the end of that EPA quarterly compliance period, which ever comes first. Customer will cooperate with Magellan in order to maintain a positive or neutral MV volume balance over the course of each EPA quarterly compliance period. If Customer redesignates product without the approval of Magellan or fails to redesignate the same volume of MV to NRLM within the time period specified herein, Customer shall indemnify, defend and hold harmless Magellan from any Liabilities arising from such non-compliance. If Customer fails to cure the volume imbalance within the time specified above, Magellan may, in its sole discretion, refuse to release or accept Product for Customer until such time as Customer cures the volume imbalance.

2.11 Transmix and Product Losses. Transmix will be handled according to the terms of the Tariff and Product losses will be handled according to the terms of the T&D Agreement.

2.12 Tank Turns. If Product remains in the Terminal for more than ten (10) days, Magellan will provide notice to Customer and a five (5) day opportunity to cure. If Customer fails to remove such Product within the cure period, Customer will pay Magellan an additional charge of $0.05 per Barrel per day until such Product is removed.

2.13 Removal of Product. Upon the expiration or termination of this Agreement, Customer will promptly remove all Product from the Terminal. If any Product remains in the Terminal after the expiration or termination of this Agreement, Customer will remain obligated to comply with the terms of this Agreement until all Product is removed, and Customer will pay an additional holdover charge of $0.05 per Barrel per day of Product remaining in the Terminal until all of Customer’s Product is removed. If Customer fails to remove all Product from the Terminal within fifteen (15) days of the expiration or termination of this Agreement, Magellan may sell the Product on any terms that are commercially reasonable. Magellan may withhold from the proceeds of the sale an amount necessary to satisfy any amounts due under this Agreement and any costs incurred in connection with the sale.

2.14 Negative Inventory Balance. If Customer has a negative inventory balance as of the date of termination or expiration of this Agreement, Customer will within thirty (30) days of such date either (a) supply Magellan with a quantity of Product equal to the negative inventory balance by pipeline allocation; or (b) pay Magellan for the quantity of Product equal to the negative inventory balance at the PLATTS Gulf Coast Monthly Average in effect as of the date of expiration or termination plus the actual cost of transportation to the Terminal.

2.15 Gasoline Additives. Any generic gasoline additive supplied by Magellan will be registered in accordance with 40 C.F.R. § 80.141 (as succeeded or amended). Unless otherwise directed by Customer in writing, Magellan will inject any gasoline additive at the minimum concentration specified in the manufacturer’s registration statement. Magellan will maintain volumetric additive reconciliation records as required by Law.

2.16 Oxygenate Blending. If requested by Customer and agreed to by Magellan, Magellan will blend reformulated gasoline blendstock with denatured ethanol (oxygenate) provided by Customer in the concentration specified by Customer. Blending is subject to the limitations of the facilities and equipment at the Terminal. The Parties will comply with the requirements of 40 CFR 80 (as succeeded or amended) as applicable to oxygenate blending. Customer will indemnify, defend, and hold harmless Magellan, its parents and Affiliates, and its and their respective general partners, officers, directors, employees, agents, and other representatives from and against any Liabilities arising out of or in connection with the blended Product or the infringement or alleged infringement of any third party intellectual property rights (including right under patent) arising out of blending performed pursuant to this Agreement, except to the extent that such Liabilities were caused by the negligence of Magellan or the failure of Magellan to comply with Customer’s concentration blending instructions.

2.17 Conductivity Additive. Magellan, in its discretion, may inject Distillate products received at the Terminal with a conductivity additive to achieve a minimum level of 50 pS/m. If Customer requests such additive injection into all of Customer’s Distillate Products, then Customer will pay Magellan a fee as mutually agreed upon by the Parties.

2.18 TxLED Registration. Magellan will not be providing injection of TxLED additive into Customer’s TxLED. Customer’s TxLED delivered to the Terminal shall meet all of the TCEQ quality requirements. Customer will register with the TCEQ as a “Producer” either utilizing TCEQ Approved Alternative formulation or CARB Certified Alternative formulation, based on the formulation used by Customer, in accordance with applicable Laws governing TxLED. The Parties will cooperate in providing to each other necessary information, documentation or data, in order for the Parties to adequately report to TCEQ or other governmental authorities relating to TxLED services. It shall remain Customer’s responsibility to ensure that Customer’s TxLED Product as delivered to the Terminal meets the requirements of all Laws.

3.	Payment.

3.1 Compliance Costs. In the event Magellan is required by Law to incur any additional expense in order to provide the services contemplated under this Agreement, Magellan will provide notice of such expense to Customer. Customer will elect whether or not to pay its pro rata share of the expense within thirty (30) days (or a shorter period of time if necessary to receive the election prior to the effective date of compliance) of such notice. If Customer elects not to pay its pro rata share of the expense, Magellan may terminate this Agreement as of the effective date of compliance.

3.2 Additional Services, Terminal Improvements & Change in Title. In the event that Magellan performs any services at the request of Customer in addition to the services contemplated under this Agreement, Customer will pay the cost of providing those additional services plus fifteen percent (15%). Except as otherwise agreed to in writing, Magellan will own all improvements to the Terminal, including those for which Customer has made a financial contribution.

3.3 Taxes & Assessments. Customer will pay all taxes and assessments assessed against Product, all taxes and assessments assessed against any other property of Customer at the Terminal, and its pro-rata share of all taxes and assessments assessed against Magellan (except for income, franchise and real estate taxes on the Terminal) with respect to the receipt, storage, handling and disposal of Product, including any value added tax, sales tax, excise tax, ad valorem tax, spill tax, pollution control tax or emission fee. If requested by Magellan, Customer will supply Magellan with a completed and signed original Notification Certificate of Gasoline and Diesel Fuel Registrant as required by the Internal Revenue Service’s excise tax regulations.

3.4 Invoicing & Payment. Magellan will invoice Customer monthly, in arrears, for any amounts owed by Customer to Magellan under this Agreement. Customer will pay the amount of each invoice by ACH debit, without setoff or deduction, ten (10) days from the date of the invoice. Customer will be assessed a late charge of one and one-half percent (1.5%) interest per month (or the highest rate permitted by Law, whichever is less) for any invoice not paid within ten (10) days of the date of the invoice. Magellan’s acceptance of payment for any service performed after the expiration or termination of this Agreement will not be deemed a renewal of this Agreement. Magellan will retain its books and records related to the charges to Customer for services provided under this Agreement for a period of two (2) years from the date the services are rendered. Upon written request, Customer may audit these books and records at Magellan’s property during normal business hours. Any such audit will be at Customer’s expense. Customer’s payment obligations for services performed will survive the expiration or termination of this Agreement.

3.5 Default. A Party will be in default if it: (a) fails to pay any undisputed sums payable hereunder when due or otherwise breaches this Agreement and fails to cure such default within ten (10) days of a written notice from the non-defaulting Party; (b) becomes insolvent; or (c) files or has filed against it a petition in bankruptcy, for reorganization, or for appointment of a receiver or trustee. In the event of any such default, the non-defaulting Party may, without prejudice to its rights hereunder and in addition to such other rights and remedies as may be available under Law, terminate this Agreement upon notice to the defaulting Party.

3.6 Adequate Assurance.

(A) Definition. “Adequate Assurance” means at Customer’s option, either (i) an irrevocable letter of credit, in the form and for the term reasonably acceptable to Magellan, or (ii) prepayment in an amount equal to an average of the Customer’s payment history for the previous six (6) months or as otherwise agreed by the Parties.

(B) Demand. Magellan, in its sole reasonable discretion, may demand Adequate Assurance from Customer when Customer’s ability to make timely payment merits such precautionary measures. Magellan will make demand for Adequate Assurance by providing Customer with notice. If Customer fails to provide Adequate Assurance within five (5) Business Days from the date of such demand, Magellan may terminate this Agreement or refuse further services or release of product pending receipt of such Adequate Assurance.

4.	Liability.

For purposes of this Agreement, “Force Majeure” shall be as defined in the T & D Agreement

Subject to the provisions of this Section, if a Party is prevented from performing its obligations under this Agreement due to an event of Force Majeure, then, to the extent that it is so prevented, that Party’s failure to perform shall not be considered a breach of its obligations under this Agreement and the obligations of that Party shall be deferred during the continuance of that Party’s inability to perform caused by the event of Force Majeure, but for no longer period. If a Force Majeure event renders any Party unable, in whole or in part, to carry out its obligations under this Agreement, that Party must give the other Party notice and full particulars in writing as soon as practicable after the occurrence of the causes relied on, or give notice by telephone and follow the notice with a written confirmation within forty-eight (48) hours. The Party providing the notice shall use commercially reasonable efforts to (a) ameliorate the Force Majeure conditions. No Party shall be compelled to resolve any strikes, lockouts, or other industrial disputes other than as it shall determine to be in its best interests.

4.2 Limitation of Liability. Title to Product will not pass to Magellan, and Magellan will not be liable as an insurer of Product. Magellan will not be liable to Customer under this Terminalling Agreement for damages in excess of (i) the replacement cost of damaged, lost or destroyed Product or (ii) the loss of value of downgraded or redesignated Product. Loss of value will be determined based on PLATTS Gulf Coast Monthly Average for the product price differential between the original Product and the final designated product grade. Magellan will only be liable to Customer for damaged, downgraded, redesignated, lost or destroyed Product to the extent such was caused by the negligence of Magellan in the storage and handling of the Product.

Notwithstanding the forgoing, Magellan will not be liable to Customer for any downgrade and/or redesignation of Product occurring from interface cuts made during normal handling operations at the Terminal; provided, however, Magellan will use reasonable efforts to minimize the quantity of Product downgraded or redesignated.

4.3 Indemnification.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS SPECIFIED OTHERWISE ELSEWHERE IN THE AGREEMENT:

MAGELLAN SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS MOTIVA, ITS MEMBERS, AFFILIATES AND SUBSIDIARIES AND THEIR DIRECTORS, EMPLOYEES AND AGENTS (THE “MOTIVA INDEMNITEES”) FROM AND AGAINST ANY LOSS, DAMAGE, CLAIM, SUIT, LIABILITY, FINE, PENALTY, JUDGMENT AND/OR EXPENSE (INCLUDING REASONABLE ATTORNEYS’ FEES AND OTHER COSTS OF LITIGATION) (COLLECTIVELY “LIABILITIES”), ARISING FROM (I) INJURY, DISEASE OR DEATH OF ANY MAGELLAN EMPLOYEE, AGENT, REPRESENTATIVE OR CONTRACTOR OR (II) DAMAGE TO OR LOSS OF ANY OF MAGELLAN’S PROPERTY (INCLUDING MAGELLAN’S FACILITIES), REGARDLESS OF THE CAUSE, INCLUDING, BUT NOT LIMITED TO, THE NEGLIGENCE OF MOTIVA (OTHER THAN THE NEGLIGENCE OF MOTIVA THAT CAUSES ANY DISCHARGES, SPILLS OR LEAKS OF PRODUCT), IT BEING SPECIFICALLY UNDERSTOOD THAT MAGELLAN IS INDEMNIFYING MOTIVA FOR ITS NEGLIGENCE AS SET FORTH ABOVE. MAGELLAN SHALL ALSO DEFEND, INDEMNIFY AND HOLD HARMLESS THE MOTIVA INDEMNITEES FROM AND AGAINST ANY LIABILITIES ARISING FROM DISCHARGES, SPILLS OR LEAKS OF PRODUCT CAUSED BY MAGELLAN’S NEGLIGENCE.

MOTIVA SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS MAGELLAN, ITS MEMBERS, AFFILIATES, SUBSIDIARIES AND JOINT VENTURE PARTNERS AND THEIR DIRECTORS, EMPLOYEES AND AGENTS (THE “MAGELLAN INDEMNITEES”) FROM AND AGAINST ANY LIABILITIES, ARISING FROM (I) INJURY, DISEASE OR DEATH OF ANY MOTIVA EMPLOYEE, AGENT, REPRESENTATIVE OR CONTRACTOR OR (II) DAMAGE TO OR LOSS OF ANY MOTIVA PROPERTY, REGARDLESS OF THE CAUSE, INCLUDING, BUT NOT LIMITED TO, THE NEGLIGENCE OF MAGELLAN (OTHER THAN THE NEGLIGENCE OF MAGELLAN THAT CAUSES ANY DISCHARGES, SPILLS OR LEAKS OF PRODUCT), IT BEING SPECIFICALLY UNDERSTOOD THAT MOTIVA IS INDEMNIFYING MAGELLAN FOR ITS NEGLIGENCE AS SET FORTH ABOVE. MOTIVA SHALL ALSO DEFEND, INDEMNIFY AND HOLD HARMLESS THE MAGELLAN INDEMNITEES FROM AND AGAINST ANY LIABILITIES ARISING FROM DISCHARGES, SPILLS OR LEAKS OF PRODUCT CAUSED BY MOTIVA’S NEGLIGENCE.

MAGELLAN AND MOTIVA SHALL EACH DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OTHER AND ITS RESPECTIVE MEMBERS, AFFILIATES, SUBSIDIARIES AND JOINT VENTURE PARTNERS AND THEIR DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY LIABILITIES TO THIRD PARTIES FOR INJURY, DISEASE, DEATH OR DAMAGE TO OR LOSS OF PROPERTY, ARISING FROM THE INDEMNIFYING PARTY’S NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ITS PERFORMANCE OF THIS AGREEMENT. IN THE EVENT MAGELLAN AND MOTIVA ARE JOINTLY, CONCURRENTLY, OR CONTRIBUTORILY RESPONSIBLE FOR ANY LIABILITIES TO THIRD PARTIES, THEN THE PARTIES SHALL SHARE RESPONSIBILITY AND INDEMNIFY EACH OTHER FOR THE LIABILITIES IN PROPORTION TO EACH PARTY’S CONTRIBUTION TO THE INJURY, DISEASE, DEATH, OR DAMAGE TO OR LOSS OF PROPERTY.

THE LIMITATION OF LIABILITY PROVISIONS OF SECTION 13 APPLY, ACCORDING TO THEIR TERMS, TO THIS SECTION 18.

NEITHER PARTY WILL BE LIABLE FOR OTHER PARTY’S LOST PROFITS, LOST BUSINESS OPPORTUNITIES, OR OTHER INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(E) The indemnities expressed in this Agreement will survive the expiration or termination of this Agreement.

4.4 Insurance. Magellan will not insure the Product. If Customer desires to insure the Product while it is in Magellan’s custody, Customer will bear the cost of such insurance.

The Parties will obtain and maintain in full force and effect statutory Worker’s Compensation insurance commercial or comprehensive general liability insurance on an occurrence form with a combined single limit of $5,000,000 each occurrence, and annual aggregates of $5,000,000, for employer’s liability, auto Liability, bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, and sudden and accidental pollution, in which such policy shall have the explosion, collapse and underground exclusion deleted. The Parties will obtain and maintain in full force and effect statutory workers’ compensation and employers’ liability with a limit of $5,000,000 and automobile liability with a $5,000,000 combined single limit. Insurance limits can be satisfied by a combination of primary and umbrella or excess policies.

The required policies will, where allowed by law: (a) waive subrogation rights against the other Party and its parent, subsidiary and affiliated companies; (b) name the other Party, its parent, subsidiary and affiliated companies as additional insureds (except for the Worker’s Compensation insurance); and (c) include an amendment stating the insurance is primary insurance with respect to the other Party, its parent, subsidiary and affiliated companies, and any other insurance maintained by the other Party, its parent, subsidiary or affiliated companies is excess and not contributory with this insurance. The Parties will provide to each other certificates showing evidence of the required insurance coverage as of the Effective Date of this Agreement. The required limit is a minimum limit and will not be construed to limit either Party’s liability. The cost of the required insurance will be borne by the Party procuring such policy.

4.5 Confidentiality. Shall be governed by the Confidentiality provisions of the T&D Agreement

5.	Miscellaneous.

5.1 No Waiver. No waiver by either Party of any right hereunder at any time will serve to waive the same right at any future date.

5.2 Remedies. Except as otherwise provided herein, the remedies provided in this Agreement are cumulative, not exclusive, and in addition to all other remedies in either Party’s favor at law or in equity.

5.3 Amendment. No amendment to this Agreement will be effective unless made in writing and signed by both Parties.

5.4 Severability. If any provision of this Agreement is partially or completely unenforceable pursuant to Law, that provision will be deemed amended to the extent necessary to make it enforceable, if possible. If not possible, then that provision will be deemed deleted. If any provision is so deleted, then the remaining provisions will remain in full force and effect.

5.5 No Third Party Beneficiary. Nothing in this Agreement is intended to provide legal rights to, be for the benefit of or create any liability for anyone not a Party hereto.

5.6 Assignment. Neither Party shall assign or transfer this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, and any purported assignment in violation of this provision will be void. Consent to assignment or transfer shall not relieve the assigning Party from any of its duties or obligations under this Agreement, unless otherwise specifically stated in the written consent.

5.7 Conflict of Interest. Neither Party will pay any commission, fee or rebate to an employee of the other Party, or favor an employee of the other Party with any gift or entertainment of significant value.

5.8 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Texas, without reference to the choice of law principles thereof.

Any dispute arising under this Agreement shall be governed by the dispute resolution provisions of the T&D Agreement.

5.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and part of one and the same document.

5.10 Entire Agreement. This Agreement represents the entire agreement of the Parties with respect to the matters addressed herein.

5.11 Drafting. No provisions of this Agreement will be construed against or interpreted to the disadvantage of any Party by reason of such Party having drafted such provision. As between the Parties, it shall be conclusively presumed that each and every provision of this Agreement was drafted jointly by Magellan and Customer.

5.12 Survival. The Parties acknowledge and agree that any rights of a Party arising under this Agreement prior to its termination or expiration, including but not limited to a right to indemnification with respect to any matter, any payment obligations and the limitation of liability set forth herein, shall survive the termination or expiration of this Agreement.

5.13 Miscellaneous. References in this Agreement to “days,” “months” or “years” will mean calendar days, months and years unless otherwise indicated. Unless expressly provided otherwise, the word “including” does not limit the preceding words or terms. All section titles and headings in this Agreement are merely for convenience, and will not limit in any way the interpretation of this Agreement. Neither this Agreement nor the Parties’ performance hereunder shall be deemed to have created a joint venture or partnership between the Parties.

-End of Schedule “A”-

Exhibit 3.1

to

Texas Pipeline Project Throughput and Deficiency Agreement

CONNECTION AGREEMENT

THIS AGREEMENT, made by and between Magellan Pipeline Company, L.P., a Delaware limited partnership having an office at One Williams Center, Tulsa, OK 74172 (“Magellan” or “MPC” or “Lessor”), and Motiva Enterprises LLC, a Delaware limited liability having offices at 700 Milam Street, 11th Floor, Houston, TX 77002 (“Motiva” or “Lessee”), covers the connections as described below under the following terms and conditions, and is made pursuant to that certain Texas Pipeline Project Throughput and Deficiency Agreement, to be effective as of the “Effective Date” set forth therein, between the “MAGELLAN Parties” (as defined therein) and Motiva Enterprises LLC (“T&D Agreement”). This Agreement will be effective as of the “Effective Date” defined in the T&D Agreement for a term as set forth in Section 6.0 hereof. Motiva and Magellan are referred to herein from time to time individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, MPL owns and operates a common carrier pipeline system comprised of various pipelines and pipeline-related facilities and desires to connect to the Motiva Pasadena Products Terminal by constructing a delivery facility at Motiva Pasadena Products Terminal (“MPL Pasadena Delivery Facility”); and

WHEREAS, Motiva owns and operates the Pasadena Products Terminal (which terminal and all Motiva facilities are referred to herein as the “Motiva Pasadena Products Terminal”) and Motiva desires to connect to the MPL Pasadena Delivery Facility; and

WHEREAS, MPL and Motiva desire to enter into this Agreement to describe and govern the respective responsibilities of the Parties as they relate to the construction and operation of the Motiva Receipt Facilities; and

NOW THEREFORE, in consideration of the promises and covenants set forth herein, the Parties agree as follows:

1.0	DEFINITIONS:

1.1	“Affiliate” means “Related Party” as defined in the T & D Agreement

1.2	“Barrel” shall mean forty-two (42) U.S. gallons at sixty (60) degrees Fahrenheit.

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1.3	“Commencement Date” shall mean the Service Commencement Date as defined in the T&D Agreement.

1.4	“Custody Meter” has the meaning set forth in Exhibit “B” hereof.

1.5	“MPL Pasadena Delivery Facility” means MPL meter station existing at the Motiva Pasadena Products Terminal which will be the point of measurement of Petroleum Product where the custody of which is transferred from MPL to Motiva.

1.6	“Laws” or “Law” shall be as defined in the T & D Agreement.

1.7	“Delivery Valve” shall mean MPL motor operated mainline block valve located downstream of MPL Custody Meter which is connected to the Motiva Receipt Facilities.

1.8	“Petroleum Product” has the meaning set forth in MPL Tariff Rules and applicable state tariff, including any supplements thereto and revisions thereof, and shall meet the specifications referenced therein, and shall include any other petroleum product as may be mutually agreed to by the Parties .

1.9	“RVP” shall mean reid vapor pressure.

1.10	“Transfer Point” shall mean the downstream flange of the MPL Delivery Valve as shown on “Exhibit A”.

1.11	“Motiva Pasadena Products Terminal” is defined in the RECITALS hereto which is connected to the downstream side of MPL Delivery Valve at MPL Pasadena Delivery Facility.

1.12	“Motiva Receipt Facilities” shall mean the piping constructed, owned and operated by Motiva which connects the downstream side of MPL Delivery Valve to Motiva Pasadena Products Terminal.

1.13	“VOC” shall mean volatile organic compound.

1.14	“MPL East Houston Refined Products Facility” means MPL facility located at 8160 N Loop East Houston, TX 77029.

2.	MPL OBLIGATIONS:

2.1	MPL, at its sole cost and expense, shall construct, operate, maintain and repair the MPL Pasadena Delivery Facility in accordance with this Agreement, and shall be considered the operator of such facilities as defined by DOT and OPS regulations.

2.2	MPL will own, operate and maintain the Delivery Valve on the MPL Custody Meter.

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2.3	At the MPL Pasadena Delivery Facility, MPL will transfer custody of Petroleum Product delivered to Motiva at the Custody Meter. The quantity of Petroleum Product delivered to Motiva by MPL shall be determined based on the procedures as outlined in Exhibit B.

2.4	MPL shall notify Motiva at least two (2) weeks in advance of any planned maintenance work involving the MPL Pasadena Delivery Facility that will, or has the potential to, disrupt operation of the Motiva Pasadena Products Terminal.

2.5	MPL shall, at its sole cost and expense make such modifications as it deems commercially reasonable to the MPL Pasadena Delivery Facility to accommodate its delivery of Petroleum Product to Motiva.

2.6	In accordance with Section 3.10, MPL shall have access to the Motiva Pasadena Products Terminal; provided however, MPL shall access the premises in such a manner as to cause minimum interference with the operations of Motiva. While accessing the Motiva Pasadena Products Terminal, MPL (including its contractors and its contractors’ employees, agents and representatives) shall take all necessary precautions (including those required by Motiva’s safety regulations) to protect the premises, all persons and property thereon from damage or injury. MPL shall maintain the MPL Pasadena Delivery Facility in such a manner that it shall be clean and free of all waste materials and rubbish. MPL understands and agrees that the use, possession, transportation, promotion, or sale of alcoholic beverages, firearms, live ammunition, explosives, weapons and illegal drugs or drug paraphernalia, and/or otherwise legal, but illicitly used substances by anyone while on Motiva’s premises is absolutely prohibited. MPL employees, contractors, agents or representatives who are found in violation of these prohibitions will not be allowed on Motiva’s premises and may be referred to law enforcement agencies for their action. The term “Motiva’s premises” in this Paragraph is used in the broadest sense and includes all land, property, buildings, structures, installations, cars, trucks, and all other means of conveyance owned by or leased to Motiva, or otherwise being utilized in Motiva’s business. Entry onto Motiva’s premises constitutes consent to and recognition of the right of Motiva and its authorized representatives to search the person, vehicle and other property of individuals while on Motiva’s premises. Such searches may be initiated by Motiva without prior announcement and will be conducted at such times and locations as deemed appropriate. MPL personnel who refuse to cooperate with searches will not be allowed on Motiva’s premises. MPL is required to take whatever steps it deems necessary (including adopting its own drug control program, if necessary) to ensure that involvement with drugs on the part of Motiva’s personnel working on or having access to Motiva’s premises does not create a presence of drug-related problems in the work place.

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3.0	MOTIVA OBLIGATIONS:

3.1	Motiva, at its sole cost and expense, shall construct the Motiva Receipt Facilities from the Transfer Point to Motiva Pasadena Products Terminal, operate, maintain and repair the Motiva Receipt Facilities and the Motiva Pasadena Products Terminal in accordance with this Agreement, and shall be considered the operator of such facilities as defined by DOT and OPS regulations.

3.2	Motiva will own, operate and maintain the Motiva Receipt Facilities at Motiva Pasadena Products Terminal.

3.3	Motiva shall make modifications as it deems commercially reasonable to the Motiva Receipt Facilities and, at Motiva’s sole cost and expense, to accommodate any and all modifications by MPL to the MPL Pasadena Delivery Facility.

3.4	Motiva shall notify MPL at least two (2) weeks in advance of any planned maintenance work that will, or has the potential to, disrupt operation of the MPL Pasadena Delivery Facility.

3.5	All proposed new pipeline receipt facilities relating to the movement and delivery of Petroleum Product at the Motiva Pasadena Products Terminal, piping, pumps, valves and other equipment, shall be designed and constructed in a manner acceptable to MPL.

3.6	Motiva shall be responsible for the Petroleum Product at the time of its delivery to the Transfer Point and shall bear responsibility for changes in the Petroleum Product specification only after delivery.

3.7	The Motiva shall provide adequate receipt capacity from the MPL Pasadena Delivery Facility to enable MPL to achieve a minimum incoming rate of 57,500 barrels per day (or 2400 barrels per hour).

3.8	Any approvals given by MPL pursuant to the provisions of this Agreement shall not relieve Motiva from any responsibility or liability under this Agreement.

3.9	Motiva will provide the following:

A.	Electric power needed to operate the MPL Pasadena Delivery Facility including, but not limited to, any motor operated valves and telemetry devices operated and maintained by MPL.

B.	In those instances in which matters involve the safe operation of each Party’s respective facilities covered by this Agreement, Motiva agrees to cooperate with MPL in providing appropriate telemetry data (e.g. transmission of data necessary for the monitoring of system integrity such as custody meter readings, temperature readings, line pressure data, valve status, valid flow path, line pressure safety device settings, tank levels and alarms, and other areas as reasonably identified by MPL).

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C.	A minimum of 300 barrels of tank storage and a connection point to delivery into the tank storage for MPL surge relief as shown on “Exhibit A”.

D.	An easement at no cost to MPL on the Motiva Pasadena Products Terminal for the MPL Pasadena Delivery Facility.

E.	Work space on the Motiva Pasadena Products Terminal at no cost to MPL for the installation of MPL Pasadena Delivery Facility.

3.10	Motiva will allow MPL employees ingress and egress between public roads and the Motiva Pasadena Products Terminal on roads and walkways inside the Motiva Pasadena Products Terminal at their own risk, but only through the Motiva Pasadena Products Terminal gate and in accordance with Section 2.6.

4.0	OPERATIONS:

4.1	Each party’s facilities shall be maintained, repaired and operated by the respective owner and operator thereof in accordance with prudent pipeline operating practices, applicable American Petroleum Institute (“API”) Standards, the latest edition of the Manual of Petroleum Measurement Standards (“MPMS”) as published by the API, the requirements set forth in the latest edition of the Department of Transportation (“DOT”) Pipeline Safety Regulations (49 C.F.R. § 195), and with all other applicable local, state and federal laws, orders, directives, rules and regulations.

4.2	Each party shall monitor its own facilities for any abnormalities that would indicate the likelihood of a future disruption of Petroleum Product flow into the other party’s facilities covered by this Agreement or a measurement discrepancy. The party that detects any such abnormality or discrepancy shall immediately notify the other party’s control center of such matter.

4.3	Each party shall monitor its own facilities for any abnormalities that would indicate the likelihood of a future disruption of Petroleum Product flow into the other party’s facilities covered by this Agreement or a measurement discrepancy. The party that detects any such abnormality or discrepancy shall immediately notify the other party’s control center of such matter.

4.4	The Delivery Valve is the point at which custody, control and risk of loss with respect to Petroleum Product is transferred between the Parties.

5.0	MEASUREMENT PROCEDURES, BACK UP MEASUREMENT PROCEDURES and CALIBRATION

5.1

In addition to the services provided pursuant to the other express terms of this Agreement, all measurement services as Motiva desires and MPL agrees to provide will be governed by and provided in accordance with the terms of a

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Measurement Agreement substantially in form attached hereto as Schedule “B”, which such Measurement Agreement must be executed by Motiva and MPL prior to Motiva’s shipment of any Petroleum Product for delivery at the MPL Pasadena Delivery Facility to the Motiva Pasadena Products Terminal.

6.0	TERM:

6.1	The initial term of this Agreement (the “Term”) will run concurrently and co-extensively with “Term” of (and as defined in) the T&D Agreement and shall automatically extend for additional five (5) year periods, subject to the termination provisions of Section 6.2.

6.2	Either Party may elect to terminate this Agreement by providing written notice of termination to the other Party at least one (1) year prior to the end of the then-current term, to be effective as of the end of such term.

7.0	SHUT-IN RIGHTS:

7.1	Each Party shall have the right to shut-in its facilities at the Transfer Point at any time that (a) such Party deems it necessary for health, safety and/or environmental protection or (b) the other Party is in material default of its obligations under this Agreement Before shutting in its facilities, such Party shall use reasonable efforts to give the other Party at least 24-hour advance notice of shutdown except in the case of emergency when such Party shall be entitled to shut down immediately and provide notice as soon as practicable thereafter. A Party shall not be liable to the other Party for any loss, cost or damage incurred as a result of such exercise of its shut-in rights. The facilities at the Transfer Point shall be reactivated as soon as practicable after the defaulting Party remedies its default and/or the threat to health, safety or environmental protection has ceased. To the extent the cause of a shut-in is within the reasonable control of a Party, such Party shall promptly and diligently pursue a remedy thereof.

8.0	INDEMNIFICATION:

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS SPECIFIED OTHERWISE ELSEWHERE IN THE AGREEMENT:

MAGELLAN SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS MOTIVA, ITS MEMBERS, AFFILIATES AND SUBSIDIARIES AND THEIR DIRECTORS, EMPLOYEES AND AGENTS (THE “MOTIVA INDEMNITEES”) FROM AND AGAINST ANY LOSS, DAMAGE, CLAIM, SUIT, LIABILITY, FINE, PENALTY, JUDGMENT AND/OR EXPENSE (INCLUDING REASONABLE ATTORNEYS’ FEES AND OTHER COSTS OF LITIGATION) (COLLECTIVELY “LIABILITIES”), ARISING FROM (I) INJURY, DISEASE OR DEATH OF ANY MAGELLAN EMPLOYEE, AGENT, REPRESENTATIVE OR CONTRACTOR OR (II) DAMAGE TO OR LOSS OF ANY OF MAGELLAN’S PROPERTY

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(INCLUDING MAGELLAN’S FACILITIES), REGARDLESS OF THE CAUSE, INCLUDING, BUT NOT LIMITED TO, THE NEGLIGENCE OF MOTIVA (OTHER THAN THE NEGLIGENCE OF MOTIVA THAT CAUSES ANY DISCHARGES, SPILLS OR LEAKS OF PRODUCT), IT BEING SPECIFICALLY UNDERSTOOD THAT MAGELLAN IS INDEMNIFYING MOTIVA FOR ITS NEGLIGENCE AS SET FORTH ABOVE. MAGELLAN SHALL ALSO DEFEND, INDEMNIFY AND HOLD HARMLESS THE MOTIVA INDEMNITEES FROM AND AGAINST ANY LIABILITIES ARISING FROM DISCHARGES, SPILLS OR LEAKS OF PRODUCT CAUSED BY MAGELLAN’S NEGLIGENCE.

MOTIVA SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS MAGELLAN, ITS MEMBERS, AFFILIATES, SUBSIDIARIES AND JOINT VENTURE PARTNERS AND THEIR DIRECTORS, EMPLOYEES AND AGENTS (THE “MAGELLAN INDEMNITEES”) FROM AND AGAINST ANY LIABILITIES, ARISING FROM (I) INJURY, DISEASE OR DEATH OF ANY MOTIVA EMPLOYEE, AGENT, REPRESENTATIVE OR CONTRACTOR OR (II) DAMAGE TO OR LOSS OF ANY MOTIVA PROPERTY, REGARDLESS OF THE CAUSE, INCLUDING, BUT NOT LIMITED TO, THE NEGLIGENCE OF MAGELLAN (OTHER THAN THE NEGLIGENCE OF MAGELLAN THAT CAUSES ANY DISCHARGES, SPILLS OR LEAKS OF PRODUCT), IT BEING SPECIFICALLY UNDERSTOOD THAT MOTIVA IS INDEMNIFYING MAGELLAN FOR ITS NEGLIGENCE AS SET FORTH ABOVE. MOTIVA SHALL ALSO DEFEND, INDEMNIFY AND HOLD HARMLESS THE MAGELLAN INDEMNITEES FROM AND AGAINST ANY LIABILITIES ARISING FROM DISCHARGES, SPILLS OR LEAKS OF PRODUCT CAUSED BY MOTIVA’S NEGLIGENCE.

MAGELLAN AND MOTIVA SHALL EACH DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OTHER AND ITS RESPECTIVE MEMBERS, AFFILIATES, SUBSIDIARIES AND JOINT VENTURE PARTNERS AND THEIR DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY LIABILITIES TO THIRD PARTIES FOR INJURY, DISEASE, DEATH OR DAMAGE TO OR LOSS OF PROPERTY, ARISING FROM THE INDEMNIFYING PARTY’S NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ITS PERFORMANCE OF THIS AGREEMENT. IN THE EVENT MAGELLAN AND MOTIVA ARE JOINTLY, CONCURRENTLY, OR CONTRIBUTORILY RESPONSIBLE FOR ANY LIABILITIES TO THIRD PARTIES, THEN THE PARTIES SHALL SHARE RESPONSIBILITY AND INDEMNIFY EACH OTHER FOR THE LIABILITIES IN PROPORTION TO EACH PARTY’S CONTRIBUTION TO THE INJURY, DISEASE, DEATH, OR DAMAGE TO OR LOSS OF PROPERTY.

THE LIMITATION OF LIABILITY PROVISIONS OF SECTION 13 APPLY, ACCORDING TO THEIR TERMS, TO THIS SECTION 18.

9.0	NOTICES

Any notice or communication required or permitted to be given hereunder shall be in writing and shall be properly given when hand delivered, sent by overnight mail by recognized carrier, or sent by facsimile transmission with confirmed receipt thereof, and addressed to the Party for whom intended at its address listed below or such other address or addressee as may be specified by notice given to the other Party in accordance with this provision.

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Magellan Pipeline Company, L.P.

Attn: Manager, Commercial Development

One Williams Center, Suite 3100

Tulsa, OK 74172

Phone: 918-574-7712

Fax: 918-574-7491

Motiva Enterprises LLC

Attn: Director, Commercial Development

P.0. Box 2463

Houston, Texas 77252-2463

Phone: 713-230-2976

Fax: 713-230-7898

10.0	GENERAL

10.1	Settlements, Billings and Reports. All financial settlements, billings or reports rendered by either Party to the other Party pursuant to this Agreement will, to the best of the knowledge and belief of the Party rendering such settlement, billing, or report, properly reflect the facts about the applicable activities and transactions. Each Party shall exercise reasonable care and diligence to prevent its employees from making, receiving, providing or offering substantial gifts, entertainment, payments, loans or other considerations for the purpose of influencing individuals to act contrary to the best interest of either Party in the carrying out of this Agreement.

10.2	Limitation of Liability. Neither Party shall be liable to the other Party for any indirect, incidental, special, punitive or consequential damages suffered or incurred by the other Party and arising out of this Agreement, including, but not limited to, loss of profits or loss of market, even if the other Party has been advised of such possibility.

10.3	Assignment. Neither Party may assign this Agreement, or any of its rights or obligations hereunder (either in whole or in part), without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. It is understood, however, that by such assignment, the assigning Party does not thereby avoid obligations imposed by the terms and provisions of this Agreement, past, present, or future, unless otherwise agreed in writing.

10.4	Confidentiality. Shall be governed by the Confidentiality provisions of the T & D Agreement.

10.5	No Third Party Beneficiaries or Ventures. Except as otherwise provided herein, nothing contained within this Agreement shall be considered or construed as conferring any right or benefit on a person not a Party to this Agreement and neither this Agreement nor the performance hereunder shall be deemed to have created a joint venture or partnership, agencies or employment arrangement between the Parties.

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10.6	Public Policy. The Parties expressly agree that it is not the intention of either Party to violate public policy, any applicable published tariffs, or state or federal statutory or common laws and that if any sentence, paragraph, clause or combination thereof within this Agreement is in violation of the same, such sentence, paragraph, clause or combination thereof shall be inoperative and the remainder of this Agreement shall remain binding upon the Parties provided the economic benefit to the Parties remains substantially the same.

10.7	Applicable Law. Both Parties shall, in carrying out the terms and provisions hereof, abide by all present and future applicable and valid laws and all applicable and valid rules, regulations, and orders of any governmental regulatory body having jurisdiction. This Agreement shall be governed and construed according to the laws of the State of Texas, without regard to principles of conflict of laws, which if applied, might require the application of the laws of another jurisdiction.

10.8	Entire Agreement; Amendment. This Agreement, including the exhibits attached hereto, sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, representations and agreements concerning the same between them. Neither of the Parties shall be bound by any conditions, definitions, warranties, or representations with respect to this Agreement, other than as expressly provided herein. This Agreement may be modified or amended only in a writing executed by each Party.

10.9	Force Majeure. Shall be governed by the Force Majeure provisions of the T & D Agreement.

10.10	No Waiver. The waiver by either Party of any right hereunder or failure to perform or breach by the other Party shall not be deemed as a waiver of any other right hereunder or of any other breach or failure of the Party, whether of a similar nature or otherwise.

10.11	No Recording. This Agreement shall not be recorded.

10.12	Exhibits. The exhibits referred to herein are attached hereto and by this reference are incorporated herein and made a part hereof. In the event there is any conflict between this Agreement and any exhibit, the provisions of this Agreement shall be controlling.

10.13	Survival. All provisions that may reasonably be interpreted as surviving the termination or expiration of this Agreement shall survive such termination or expiration, including, but not limited to, those provisions relating to indemnification and limitation of liability.

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10.14	Alternate Dispute Resolution. Any dispute arising under this Agreement shall be governed by the Alternative Dispute Resolution provisions of the T&D Agreement.

10.15	Counterparts. This Agreement may be executed via facsimile and in any number of counterparts, each of which shall be an original and all of which shall constitute the same instrument.

10.16	Audit. Shall be governed by the Audit provisions of the T&D Agreement.

IN WITNESS WHEREOF, the Parties have entered into and made this Agreement effective as of the Effective Date.

Motiva Enterprises LLC		Magellan Pipeline Company, L.P.
By Its General Partner, Magellan Pipeline GP, LLC

By:	/s/ Brian P. Smith	By:	/s/ Michael N. Mears
Name:	Brian P. Smith	Name:	Michael N. Mears
Title:	Vice President Supply Distribution & U.S. Commercial Marketing	Title:	Chief Operating Officer

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Schedule of Exhibits

Exhibit “A”: Description of Assets

Exhibit “B”: Measurement Agreement

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EXHIBIT “A”

PIPELINE FACILITIES

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EXHIBIT “B”

MEASUREMENT AGREEMENT

Article 1

GENERAL

1.1	Custody. The MPL Delivery Valve shall be the point at which custody of all refined products delivered by MPL from the MPL Connecting Pipeline will transfer to Motiva. The Custody Meter, located upstream of the MPL Delivery Valve, complies with, and shall be operated and maintained in accordance with MPL’s current measurement policy and the recommendation of the American Petroleum Institute Manual of Petroleum Measurement Standards (“API MPMS”).

1.2	Flowing Conditions and Product Quality. MPL shall operate the Custody Meter within the manufacturer’s stated linear flow range for comparable fluid applications. A minimum back pressure equal to API MPMS Chapter 5, Section 3 recommended minimum back pressure shall be maintained on the Custody Meter at all times. Motiva shall keep the Motiva Receipt Facilities free from excursions and contaminants.

1.3	Responsibilities of Ownership. Motiva shall have sole responsibility for its filters, filtering equipment, strainers, valves, piping, tankage and equipment located downstream of the Delivery Valve. MPL shall have sole responsibility for the Custody Meter and all of its filters, filter equipment, strainers, valves, piping, tankage and equipment located both upstream of the Custody Meter.

Article 2

QUANTITY TRANSACTION RECORDS (“TICKETS”)

2.1	Reporting Frequency and Content. Meter tickets shall be generated by MPL for each batch delivered through the Custody Meter. Along with the date and time of the opening and closing operations, each meter ticket shall contain sufficient data to allow for manual calculations to verify accuracy. MPL will provide Motiva with a copy of each meter ticket in a timely manner.

2.2	Units of Measure. Meter tickets shall report metered volumes in whole barrels (42 U.S. gallons).

2.3	Custody Meter or Measurement Facility Failure. If the Custody Meter malfunctions during a delivery, MPL shall end the meter ticket as soon as possible and the volume shall be derived, consistent with accepted industry practice, in a manner mutually agreeable to the Parties depending upon the nature of the failure. While the Custody Meter is out of service, measurement of refined products volumes shall be made in accordance with the backup measurement provisions set forth in Article 3 below.

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2.4	Volumetric Discrepancies between the Parties. Any volumetric discrepancy between the volume of refined product determined by the Custody Meter and the volume determined under Article 3 below which is greater than 0.3% shall be sufficient cause for an investigation of the Custody Meter and MPL’s metering facility.

2.5	Calculation of Tickets during Periods of Investigation. During an investigation of a measurement error, the volumes reflected by the metered tickets shall continue to be treated as the correct measure of volume. If the investigation reveals a malfunction at MPL’s Custody Meter, then custody measurement shall be determined in accordance with the Backup Measurement provisions of Article 3 below until the problem with the Custody Meter is resolved.

Article 3

BACKUP MEASUREMENT

3.1	Method. Backup Measurement shall be determined by hand lining a tank (“Delivery Tank”) or by using a second meter that meets API recommended guidelines (“Backup Meter”). The Delivery Tank is owned and operated by Motiva. The Backup Meter is owned and operated by MPL. The Delivery Tank is located at Motiva Pasadena Products Terminal. The Backup Meter is located at MPL East Houston Refined Products Facility. The handline gauge shall be performed by Motiva in accordance with API MPMS Chapter 3. MPL shall notify Motiva when backup measurement procedures are required to be utilized. MPL shall have the option to witness the handline gauge performed by Motiva.

3.2	Backup Ticket Calculation and Reporting Application. When backup measurement procedures are used to derive custody transfer tickets for delivered volumes, MPL shall provide to Motiva an agreed upon manual ticket as the record of custody transfer. The volume of refined products shall be calculated using the current strapping chart for the Delivery Tank and the combined correction factors shall be calculated to provide the net refined products volume. The handline gauge shall be performed prior to and at the conclusion of a product transfer. MPL personnel shall be offered the opportunity to witness each handline gauge.

3.3	Right to Verification. Motiva shall have the right, at its sole cost, to install all necessary measurement equipment needed in order to perform a measurement check on the Custody Meter. MPL shall have the option to witness all measurement checks.

Article 4

METER PROVING and INSTRUMENT CALIBRATION

4.1	Proving - Condition &Frequency. MPL shall calibrate the Custody Meter with a National Institute of Standard and Technology (NIST) traceable certified prover a minimum of once per refined product grade delivery per month or when circumstances warrant a verification of the previously applied meter factor. The Custody Meter shall be proven only after line conditions have stabilized. The proving report shall contain sufficient data to allow manual calculations to verify accuracy.

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4.2	Proving - Right to Witness. Motiva shall have the option to witness all calibrations of the Custody Meter.

4.3	Proving - Reporting. MPL shall provide Motiva a copy of each proving report upon request.

4.4	Proving - Meter Factor Validity. A valid meter calibration must fall within +/- 0.05% repeatability for five (5) consecutive runs. Meter factor variance shall not exceed 0.25% from the previously applied meter factor.

4.5	Proving - Meter Factor Application. The calculated meter factor shall be applied to all metered volumes associated with the active shipment.

4.6	Proving - Prover Sphere. The prover sphere shall be inspected semi-annually, and if necessary, resized or replaced.

4.7	Prover Calibration. MPL stationary prover shall be waterdrawn a minimum of once every five (5) years or upon maintenance of the provers calibrated section (i.e. switch replacement, breaking flanges in calibrated section, etc.) with a NIST certified or NIST traceable test measures per API MPMS Chapter 4 standards. Motiva may request a waterdraw at any time. However, if the calibration does not reveal a change of more than +/- 0.025% of the base volume, Motiva shall be responsible for any and all cost associated with the waterdraw calibration.

4.8	Temperature Transmitter Calibration. The temperature transmitter associated with the Custody Meter shall be checked by MPL against a NIST traceable certified instrument once per calendar month in accordance with MPL current measurement policy and the recommendation of the API MPMS Chapter 7 industry standards.

4.9	Pressure Transmitter Calibration. The pressure transmitter associated with the Custody Meter shall be checked by MPL against a NIST traceable certified instrument semi-annually in accordance with MPL current measurement policy and the recommendation of the API MPMS Chapter 21 industry standards.

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Exhibit 6.1

Texas Pipeline System – Intrastate Movements

May, 2008

This procedure sets forth key provisions for the equitable allocation of available intrastate capacity on the Texas Pipeline System when the aggregate volume of Petroleum Products nominated to be transported in intrastate service exceeds the available intrastate capacity. To the extent that a segment of the Texas Pipeline System is capacity-constrained, including the North Pipeline System that transports both interstate and intrastate volumes, capacity will be allocated between interstate movements and intrastate movements based on interstate shippers’ and intrastate shippers’ respective shares of total movements for the affected segment of the Texas Pipeline System during the preceding twelve (12) month period of time, as specified in this Exhibit 6.1.

(a)	Definitions

1. “Texas Pipeline System” – Includes the pipeline to be constructed between Port Arthur and the East Houston Terminal and the North Pipeline System, which originates at the East Houston Terminal and transports Petroleum Product to multiple destinations in Texas, and the pipeline to be constructed between East Houston Terminal and Motiva’s Pasadena Terminal. The North Pipeline System also transports Petroleum Products shipped from the East Houston by interstate shippers.

2. “Committed Shipper” – any Shipper that has committed to ship, for at least fifteen (15) years, a minimum of 90,000 barrels per day from Port Arthur to the East Houston Terminal and 45,000 barrels per day on the North Pipeline System.

3. “New Shipper” – any Shipper that does not qualify under the definition of a Committed Shipper or a Regular Shipper.

4. “Regular Shipper” – any Shipper that shipped any volume during the applicable base period. A Committed Shipper shall be considered to be a Regular Shipper only with respect to the portion of its shipped volumes, if any, that are in excess of its minimum commitment for the applicable base period.

(b)	Allocation Method

1. Capacity will be allocated for each segment of the Texas Pipeline System, as necessary to accomplish the purposes specified in this Exhibit 6.1.

2. A maximum of five percent (5%) of the intrastate capacity to be allocated will be reserved for New Shippers. Each New Shipper will be allocated a portion of the reserved intrastate capacity. If the total allocation for individual New Shippers exceeds the intrastate capacity reserved for New Shippers, each New Shipper’s allocation will be reduced on a proportional basis.

3. The majority of the intrastate capacity to be allocated will be allocated to Committed Shippers, based on the lesser of each Committed Shipper’s minimum commitment and its actual nomination for the month for which nominations were made. Volumes nominated by a Committed Shipper in excess of its minimum commitment shall be treated as a nomination by a Regular Shipper. Notwithstanding anything contained in this Agreement to the contrary, the minimum intrastate capacity reserved for Committed Shippers by line segment will be as follows:

(A) Port Arthur to East Houston Terminal segment – not less than 115,000 barrels per day

(B) North Pipeline System segment – not less than 56,000 barrels per day

(C) East Houston Terminal to Motiva’s Pasadena Terminal segment – not less than 50,000 barrels per day

4. All capacity not allocated to New Shippers and Committed Shippers will be allocated to Regular Shippers. The capacity will be allocated based on each Regular Shipper’s respective proportion of total shipments on the North Pipeline System during the applicable base period.

5. Allocated space of one Shipper may not be assigned or used by another Shipper during such time as this Pro-ration Policy is in effect.

Exhibit 10.1

to

Texas Pipeline Project Throughput and Deficiency Agreement

THROUGHPUT FEES

1. Pipeline Transportation	¢/bbl

• Port Arthur to East Houston	40.10

• Port Arthur to Pasadena	46.20

• Port Arthur to Hearne	95.94

• Port Arthur to Reagan	93.50

• Port Arthur to Waco	89.50

• Port Arthur to Dallas	96.43

2. Other Fees	¢/bbl/day

• Demurrage	5.00

3. Lease Storage	¢/bbl/month

• Non-Site Specific Storage	40.00

• Site Specific Storage	50.00

4. East Houston Terminal & Loading Rack	¢/bbl	$/gal

• Truck Rack Throughput Rate	25.80

• Proprietary Gasoline Additive Injection		0.00074

• Generic Gasoline Additive Injection		0.00320

• Ethanol Blending		0.03095

• Lubricity Additive Injection		0.00257

• Red-Dye Additive Injection		0.00360

• TxLED Additive Injection		0.03000